Exhibit 2.1
July 17, 2018
To:

Jonathan Benhamou
c/o PeopleDoc SAS ("PeopleDoc" or the "Company")
53, rue d'Hauteville
75010 Paris
France
and the other Beneficiaries listed in Schedule 1

Strictly private and confidential – Project Phantom
Dear Sirs or Madams,
Binding offer to purchase 100% of the Company on a fully diluted basis (promesse unilatérale d'achat)
We (the "Purchaser") refer to our letter of intent dated March 30, 2018, as amended by the exclusivity extension letter dated June 29, 2018 (the "Letter of Intent") regarding the acquisition of all of the issued and outstanding shares and other equity securities of PeopleDoc on a cash-free and debt free basis from its shareholders and option holders (the "Transaction").
Pursuant to the Letter of Intent, you granted to us an exclusivity period for the negotiation of the agreements required to implement the Transaction.  The purpose of the exclusivity letter was to enable us to: (i) conduct our due diligence on the Company and its subsidiaries (the "Group Companies"), and (ii) submit a final and binding offer to purchase the Company, so as to enable PeopleDoc to obtain the opinion of its works council (the "Works Council") on the Transaction (the "Consultation Process").
We now hereby confirm that we are willing to make a binding offer to purchase PeopleDoc (promesse unilatérale d'achat) on the terms of this letter.  Capitalised terms used in this letter, unless otherwise defined herein, shall have the meaning given to them in the SPA (as defined below).
1.	Binding Offer
1.1
We hereby promise to the Beneficiaries to purchase 100% of the share capital and voting rights of PeopleDoc on a fully diluted basis on the terms and conditions of this letter and of the share purchase agreement (the "SPA"), a copy of which is set out in agreed form in Schedule 3 (the "Binding Offer").  This Binding Offer is subject only to paragraph 2 of this letter.  The Beneficiaries accept the benefit of this Binding Offer as an offer (promesse) only and reserve the right at their sole discretion to accept it or not, subject to the terms and conditions set forth herein.

2.	Conditions to Binding Offer
2.1	This Binding Offer is conditional on the satisfaction or waiver by the Purchaser prior to Closing of the Purchaser Conditions Precedent set out in clause 4.1 of the SPA.
2.2
The Sellers' Representative, acting as a joint representative (mandataire commun) of the Beneficiaries, shall notify the Purchaser of the existence of any fact, event or circumstance of which it becomes aware and which may cause one or more of the Purchaser Conditions Precedent set out in clause 4.1 of the SPA not to be satisfied.  Following receipt of this notification, the Purchaser shall have ten (10) Business Days to notify to the Sellers' Representative whether it wishes to rely on it so as to cause this Binding Offer to lapse.

3.	Ordinary course
3.1
Between the date of this letter and the signing of the SPA, the Beneficiaries shall procure that (se porte fort que) the Group Companies are operated in the ordinary course and consistently with past practice as required under clause 8.1 of the SPA.

3.2
By countersigning this letter, the Beneficiaries and the Purchaser agree that clause 8.1 of the SPA (Management of the Group Companies up to the Closing Date) shall apply mutatis mutandis between the Purchaser and the Beneficiaries as if set out herein (and references in these provisions to "this Agreement" (or other similar expressions) shall be deemed to be a reference to this Binding Offer) and the Purchaser and the Beneficiaries shall comply with such provisions as from the signature of this Binding Offer.

4.	Acceptance Notice
4.1
This Binding Offer shall be accepted by the Beneficiaries and the other Sellers listed in Schedule 1 upon delivery by Mr Jonathan Benhamou (the "Sellers' Representative"), acting in his own name and on behalf of the other Beneficiaries, each of whom hereby gives the Sellers' Representative full powers of representation in this respect, and by the other Sellers listed in Schedule 1, of a written notice in the form attached hereto as Schedule 2 (the "Acceptance Notice") to the Purchaser, at any time until five (5) Business Days (at 11:59 p.m., New York time) following the date on which the Consultation Process has been completed, but in any event no later than October 31, 2018 at 11:59 p.m. (New York time) (the "Expiration Date").

4.2
The Acceptance Notice shall confirm the completion of the Consultation Process.  The date on which the Sellers' Representative and the Sellers deliver the Acceptance Notice to the Purchaser hereunder shall be the "Acceptance Date".

4.3	For the purpose of this Binding Offer, the Consultation Process shall be deemed to have been completed in relation to the Transaction:
(A)
if the Works Council issues an opinion on the Transaction, and the Sellers' Representative has delivered to the Purchaser minutes of the meeting of the Works Council, duly executed by representatives of the Works Council, evidencing the issue of that opinion;

(B)
in the absence of an opinion of the Works Council on the Transaction, if the Sellers' Representative has determined, acting reasonably and in good faith, that (a) the Company has complied with all relevant information and consultation obligations under French law in respect of the Works Council, and (b) the Works Council is deemed under French law to have issued an opinion, provided that the Sellers' Representative has delivered to the Purchaser, together with the Acceptance Notice, proper and complete evidence of the date of delivery of the information note to the Works Council and the minutes of the last meeting with the Works Council whereby the Sellers' Representative has informed the Works Council of the date on which it is deemed to have issued an opinion.

4.4
Upon receipt of the Acceptance Notice, the Purchaser and the Beneficiaries shall meet within five (5) Business Days to sign the SPA in the form attached in Schedule 3 without any amendment or variation, except for terms which have been subsequently defined, completed or modified with the mutual agreement of the Purchaser and the Beneficiaries and without prejudice to the Sellers' rights under clause 8.8 of the SPA which shall apply mutatis mutandis between the date of this Binding Offer and the execution date of the SPA.  The Beneficiaries shall procure that (se porte fort que) the Sellers other than the Beneficiaries shall sign the SPA in the form attached in Schedule 3 without any amendment or variation, except for terms which have been subsequently defined, completed or modified with the mutual agreement of the Purchaser and those Sellers.

4.5
This Binding Offer is indivisible and can only be accepted in whole and not in part only.  In particular, this Binding Offer may not be accepted in respect of less than 100% of the share capital and voting rights of the Company on a fully diluted basis.  This Binding Offer shall terminate on the Expiration Date, unless otherwise agreed in writing by the Purchaser and the Beneficiaries.  After the Expiration Date and unless an extension is agreed between the Purchaser and the Beneficiaries, this Binding Offer shall automatically and immediately terminate (de plein droit et sans formalités) without any compensation being owed to any of the Beneficiaries or the Purchaser (subject to paragraphs 5 and 8.6).

5.	Continued exclusivity
5.1
From the date of this Binding Offer and until the earlier of (a) the closing of the Transaction (b) the lapse of the Binding Offer upon the Purchaser's request under paragraph 2.2 and (c) November 30, 2018, the Beneficiaries agree and undertake that they shall not and shall procure that (se porte fort que) their respective Affiliates (including the Group Companies) shall not do any of the things set out in clauses 8.4(A), 8.4(B) and 8.4(C) of the SPA (Continued Exclusivity).

5.2
Immediately upon signing this Binding Offer, the Beneficiaries shall, and shall cause their respective Affiliates (including the Group Companies) to, terminate any discussions or negotiations currently taking place relating to any Acquisition Proposal (other than with the Purchaser).  The Beneficiaries represent to the Purchaser that, since the date of the Letter of Intent, neither they nor any of their respective Affiliates (including the Group Companies) has had any discussions or negotiations relating to any Acquisition Proposal (other than with the Purchaser).  The Beneficiaries represent to the Purchaser that neither they nor any of their respective Affiliates (including the Group Companies) is party to or bound by any agreement with respect to an Acquisition Proposal other than under this Binding Offer.

6.	Information and consultation process
6.1
The Purchaser acknowledges that the decision by the Beneficiaries and the other Sellers to accept this Binding Offer cannot be taken before the Works Council has been informed of and consulted on the Transaction and the Works Council has issued, or is deemed to have issued, its opinion on the Transaction.

6.2
The Beneficiaries agree and undertake to cause the information and consultation process of the Works Council to be initiated as promptly as possible and to use their reasonable best efforts to obtain the opinion from the Works Council in relation to the Transaction as promptly as practicable following the date on which the information and consultation process of the Works Council has been launched.

6.3
The Beneficiaries further undertake to keep the Purchaser reasonably informed of the status of such information and consultation process and to promptly provide the Purchaser with a true and certified copy of the opinion delivered by the Works Council. In particular, the Beneficiaries shall keep the Purchaser reasonably informed in a timely manner of the progress of the information and consultation process of the Works Council and of any material issues arising therefrom, including by furnishing the Purchaser with copies of all material written correspondence, notices and other communications received by the Beneficiaries and/or the Company in connection with such information and consultation process as soon as reasonably practicable after receipt of the same (except that in relation to all disclosure under this paragraph privileged information, business secrets and any other confidential material shall not be required to be disclosed if such disclosure would violate applicable Law, privilege or other confidentiality obligations; provided that the Beneficiaries may redact such information if legally permissible).

6.4
The Beneficiaries shall permit the Purchaser to review in advance any material written correspondence, notices or communications (including any supporting materials) to be made available by the Beneficiaries or the Company to the Works Council and shall consult with the Purchaser in connection with any such communications and, to the extent reasonably practicable, give the Purchaser a reasonable opportunity to comment on them and take into account in good faith any comments that the Purchaser may make thereon.

6.5
In connection with the information and consultation process of the Works Council contemplated by this Binding Offer, neither the Company nor the Beneficiaries shall, without the Purchaser's prior written consent, enter into any agreement or understanding with, or make any commitment to, the Works Council that would impose any obligations on the Purchaser or the Group Companies (including with respect to the terms of employment and employment benefits granted or to be granted to employees of the Group Companies).  The Parties will consult with each other and consider in good faith any issues and proposals in relation to the Transaction that may be raised as part of the information and consultation process of the Works Council, provided however that neither the Purchaser nor the Beneficiaries shall be obliged to agree to any modification hereto or to the SPA or the transactions contemplated thereby.

6.6
The Purchaser undertakes to co-operate with the Beneficiaries and the Company with respect to the information and consultation process of the Works Council, including by providing the Beneficiaries and the Company with customary information (whether in writing or orally) which the Works Council may reasonably request that is pertinent to the Transaction.

7.	No binding obligation to sell
The Purchaser acknowledges that, until an Acceptance Notice is delivered to the Purchaser, the Beneficiaries and the other Sellers shall not be bound by any obligation of any nature whatsoever to proceed with the Transaction.
8.	General provisions
8.1	Confidentiality
The Beneficiaries and the Purchaser hereby agree that clause 10 of the SPA (Confidentiality) shall apply mutatis mutandis to this Binding Offer.
8.2	Announcements
No party hereto shall issue any press release or public announcement (including any communication to the public, to any customers or suppliers of the Group Companies, or to all or any of the employees of the Group Companies) concerning the provisions or subject matter of this Binding Offer or the transactions contemplated hereby, or containing any information about the other parties hereto except (i) with their prior written consent (not to be unreasonably withheld or delayed), (ii) following the issue of a press release or public announcement by the Purchaser, if such press release or public announcement is based on information that was previously publicly disclosed, or (iii) for regulatory and legal reasons, including based on stock exchange rules.
The Purchaser will provide a copy of any press release or public announcement concerning this Binding Offer or the transactions contemplated hereby to the Sellers' Representative prior to the issuance of such press release or public announcement for the Sellers' Representative's review and comment.
8.3	Assignment
No party hereto shall assign or transfer, or purport to assign or transfer, any of its rights or obligations arising under this letter without the prior written consent of the other parties.
8.4	Amendments
No variation of this letter shall be effective unless made in writing and signed by each of the parties hereto.
8.5	Invalidity
If any provision of this letter shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, the legality, validity and enforceability of the remainder of this letter in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this letter in any other jurisdiction shall not be affected.  To the extent possible, the parties hereto shall meet in good faith to replace the stricken provision with a legal, valid and enforceable provision having substantially the same effect.
8.6	Costs
(A)	Subject to paragraph 8.6(B), each party hereto shall bear its own costs arising out of or in connection with the preparation, negotiation and implementation of this Binding Offer and the Transaction.
(B)
The Beneficiaries shall be severally but not jointly (conjointement mais non solidairement) liable to the Purchaser on a pro rata basis (based on the number of shares that they hold in the Company) for, and shall reimburse the Purchaser on its written request, all fees, costs and expenses which have been incurred by the Purchaser in connection with the preparation, negotiation and implementation of this Binding Offer and the Transaction if the Beneficiaries and the other Sellers fail to give an Acceptance Notice or to sign, or procure the signature of, the Transaction Documents once the Works Council has issued or is deemed under French law to have issued its opinion in respect of the Transaction.  No amount shall be due by the Beneficiaries to the Purchaser under this paragraph 8.6(B) if this Binding Offer has lapsed due to one or more of the conditions set out in paragraph 2 not having been satisfied or if the Purchaser fails to sign, or procure the signature of, the Transaction Documents once the Works Council has issued or is deemed under French law to have issued its opinion in respect of the Transaction.

(C)
The Beneficiaries hereby declare that the obligation to reimburse the Purchaser's costs in the circumstances set out in paragraph 8.6(B) shall in no way prevent the Beneficiaries from declining this Binding Offer, which they are entitled to accept or decline in their sole discretion.

8.7	Notices
(A)
Any notice or other communication required to be given under this letter or in connection with the matters contemplated by it shall be in writing in English and shall be addressed as provided below (or at such other address as the party to whom notice is to be given has communicated in writing to the other parties) and may be:

(1)	given by hand delivery, in which case it shall be deemed to have been given upon delivery at the relevant address; or
(2)	sent by an established overnight courier providing proof of delivery, in which case it shall be deemed to have been given upon receipt of the proof of delivery.
(B)	The addresses of the parties hereto is:
If to the Purchaser to:
The Ultimate Software Group, Inc.
Address:	1485 North Park Drive Weston, FL 33326
Attn.:	Robert J. Manne
E-mail:	robert_manne@ultimatesoftware.com
with a copy to:

Stroock & Stroock & Lavan LLP
Address:	180 Maiden Lane, New York, NY 10038, USA
Attn.:	Christopher Doyle
E-mail:	cdoyle@stroock.com
and
Simmons & Simmons LLP
Address:	5, boulevard de la Madeleine - 75001 Paris, France
Attn.:	Christian Taylor
E-mail:	christian.taylor@simmons-simmons.com

If to the Beneficiaries to:
Jonathan Benhamou
Sellers' Representative
Address: 387 Manhattan Avenue, New York, NY 10026
E-mail: jonathan.benhamou@people-doc.com

with a copy to:

Cooley LLP
Address:	1114 Avenue of the Americas, New York, NY 10036-7798
Attn.:	Stephane Levy; Meredith Beuchaw
E-mail:	slevy@cooley.com; mbeuchaw@cooley.com
and FTPA

Address:	1bis, avenue Foch - 75116 Paris
Attn.:	Nathalie Younan
E-mail:	nyounan@ftpa.fr

8.8	Whole agreement
This Binding Offer constitutes the entire agreement between the Purchaser and the Beneficiaries with respect to its subject matter and supersedes and replaces any and all prior agreements and undertakings, both written and oral, between the Purchaser and the Beneficiaries with respect to this subject matter (including, without limitation, the Letter of Intent).
8.9	Governing law and jurisdiction
This Binding Offer is governed by and shall be construed in accordance with the laws of France, independent of any choice of law principles that may otherwise apply.  Any dispute, controversy or claim arising out of or relating to this Binding Offer shall be finally settled in accordance with clauses 16.2 and 16.3 of the SPA (and references in these provisions to "this Agreement" (or other similar expressions) shall be deemed to be a reference to this Binding Offer).
*            *

By countersigning this Binding Offer, the Beneficiaries accept the terms of this letter.
Yours faithfully,
The Beneficiaries:

/s/ Yann du Rusquec	/s/ Simon Henin
Legendre Holding 43 Represented by Yann du Rusquec	Accel London Investments IX S.a r.l. Represented by Simon Henin

/s/ Simon Henin	/s/ Charles Letourneur
Accel London Investments X S.a r.l. Represented by Simon Henin	FPCI Alven Capital III Represented by Charles Letourneur

/s/ Pierre Krings	/s/ Jonathan Benhamou
Kernel Investissements Represented by Pierre Krings	Jonathan Benhamou

/s/ Clement Buyse
Clément Buyse

The Purchaser:

/s/ Mitchell Dauerman
The Ultimate Software Group, Inc. Represented by Mitchell Dauerman

Schedule 1 : LIST OF BENEFICIARIES AND OTHER SELLERS
THE BENEFICIARIES
Legendre Holding 43, a French société par actions simplifiée, whose registered office is located at 1, rue Georges Berger in Paris (75017), France, registered with the Registry of Commerce and Companies of Paris under number 813 676 475;
Accel London Investments IX S.a r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, whose registered office is located at 2-8 Avenue Charles de Gaulle, L-1653 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies' Register (Registre de Commerce et des Sociétés, Luxembourg) under number B200075;
Accel London Investments X S.a r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, whose registered office is located at 2-8 Avenue Charles de Gaulle, L-1653 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies' Register (Registre de Commerce et des Sociétés, Luxembourg) under number B200174;
FPCI Alven Capital III, a French fonds professionnel de capital investissement, represented by its management company, Alven Capital Partners, a French société anonyme, whose registered office is located at 124, rue Réaumur in Paris (75002), France, registered with the Registry of Commerce and Companies of Paris under number 442 935 532;
Kernel Investissements, a French société civile, whose registered office is located at 336-340, rue Saint Honoré in Paris (75001), France, registered with the Registry of Commerce and Companies of Paris under number 503 598 815;
Jonathan Benhamou,
Clément Buyse,
THE OTHER SELLERS
Cap ISF, a French société anonyme, whose registered office is located at 49-51, rue de Ponthieu in Paris (75008), France, registered with the Registry of Commerce and Companies of Paris under number 510 047 236;
En direct Holding, a French société par actions simplifiée, whose registered office is located at 660, Chemin de Font Rousse - Domaine de Saint Simon, in Puyricard (13540), France, registered with the Registry of Commerce and Companies of Aix-en-Provence under number 394 450 019;
Julien Einaudi,
Maxime Cauchet,
Henry Huyghues Despointes,
André Einaudi,
Jean-Luc Benhamou,
Bruno Guénin,
Cyril Durand,
Ivan Dumon,
Jean-Paul Villot,
Thierry Breton,
Antoine Treuille,
Guillaume Guénin,
Erik Sabatier,
Grégory Tappero,
Camille Claustre,
Etienne Bersac,
Benjamin Cadars,
Yann Perchec,
Thibault Decaudain,
Fabien Lerays,
Caroline Panhard,
Ed Neumann,
Audrey Pedro,
Jesse Griswold,

Schedule 2 FORM OF ACCEPTANCE NOTICE

[•], on [•] 2018
The Ultimate Software Group, Inc.
1485 North Park Drive
Weston, FL 33326
United States

Attn.:            Robert J. Manne
E-mail : robert_manne@ultimatesoftware.com

Strictly private and confidential – Project Phantom
By courier and by e-mail
Dear Robert,
Binding offer to purchase 100% of the Company on a fully diluted basis (promesse unilatérale d'achat) – Acceptance Notice
We refer to the binding offer to purchase the Company in your letter dated July [•], 2018 (the "Binding Offer").  Capitalised terms used in this letter shall have the meaning given to them in the Binding Offer.
On the date hereof, we confirm that the Company has complied with all relevant information and consultation obligations under French law in respect of the Works Council, and that the Works Council, following its information and consultation, [has validly issued][is validly deemed under French law to have issued] its opinion in respect of the Transaction.  We attach in this respect [the minutes of the meeting of the Works Council, duly executed by representatives of the Works Council, evidencing the issue of that opinion][evidence of the date of delivery of the information note to the Works Council and the minutes of the last meeting with the Works Council whereby the Sellers' Representative has informed the Works Council of the date on which it is deemed to have issued an opinion].

We therefore hereby give you notice of our decision to require that the Purchaser acquires the Company.  This notice constitutes an Acceptance Notice in accordance with paragraph 4 of the Binding Offer.
Yours faithfully,

Jonathan Benhamou

Cap ISF	En direct Holding

Clément Buyse	Julien Einaudi

Maxime Cauchet	Henry Huyghues Despointes

André Einaudi	Jean-Luc Benhamou

Bruno Guénin	Cyril Durand

Ivan Dumon	Jean-Paul Villot

Thierry Breton	Antoine Treuille

Guillaume Guénin	Erik Sabatier

Grégory Tappero	Camille Claustre

Etienne Bersac	Benjamin Cadars

Yann Perchec	Thibault Decaudain

Fabien Lerays	Caroline Panhard

Ed Neumann	Audrey Pedro

Jesse Griswold

Schedule 3 : AGREED FORM SPA

SHARE PURCHASE AGREEMENT
among
LEGENDRE HOLDING 43
ACCEL LONDON INVESTMENTS IX S.A R.L.
ACCEL LONDON INVESTMENTS X S.A R.L.
FPCI ALVEN CAPITAL III
KERNEL INVESTISSEMENTS
CAP ISF
EN DIRECT HOLDING
JONATHAN BENHAMOU
CLÉMENT BUYSE
JULIEN EINAUDI
MAXIME CAUCHET
HENRY HUYGHUES DESPOINTES
ANDRÉ EINAUDI
JEAN-LUC BENHAMOU
BRUNO GUÉNIN
CYRIL DURAND
IVAN DUMON
JEAN-PAUL VILLOT
THIERRY BRETON
ANTOINE TREUILLE
GUILLAUME GUÉNIN
ERIK SABATIER
GRÉGORY TAPPERO
CAMILLE CLAUSTRE
ETIENNE BERSAC
BENJAMIN CADARS
YANN PERCHEC
THIBAULT DECAUDAIN
FABIEN LERAYS
CAROLINE PANHARD
ED NEUMANN
AUDREY PEDRO
JESSE GRISWOLD
as Sellers AND

PeopleDoc SAS
as Company AND

The Ultimate Software Group, Inc.
as Purchaser AND Shareholder Representative Services LLC as Sellers' Agent AND Jonathan Benhamou as Pre-Closing Sellers' Agent

CONTENTS
1.	Definitions	8
2.	Sale and Purchase of the Transferred Shares	22
3.	Purchase Price – Payment	22
4.	Conditions Precedent – right to terminate	30
5.	Closing	33
6.	Representations and Warranties of the Sellers	37
7.	Representations and Warranties of the Purchaser	60
8.	Other covenants	62
9.	Indemnification for Warranty Claims	70
10.	Confidentiality	77
11.	Notices	78
12.	Sellers' Agent	81
13.	Assignment – Restructuring	83
14.	Taxes – Other Costs and Expenses	84
15.	Miscellaneous	84
16.	Governing Law – Disputes	86

LIST OF SCHEDULES
Schedule (E)	Share capital of the Company

Schedule (F)	Short Form SPA

Schedule (H)	Data Room

Schedule (I)	Key Employees

Schedule 3.3	Determination of the Adjusted Initial Cash Consideration

Schedule 3.6(B)	Agreed form of RRA

Schedule 5.2(B)(15)	Waiver of the Options' exercise rights letter and list of certain BSA Holders

Schedule 5.2(B)(18)	Agreed form of addendum

Schedule 5.2(B)(21)	List of resigning persons

Schedule 5.2(D)(2)	List of employees with agreements containing variable remuneration provisions

Schedule 6.2	Disclosure Schedules

Schedule 8.7(F)	List of Sellers to provide information

Schedule A	Form of Restricted Stock Award Agreement

Schedule B	Form of Non-Competition Agreement

Schedule C	Form of Non-Hire Agreement

THIS SHARE PURCHASE AGREEMENT is dated [●] 2018 (as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the "Agreement") is hereby made:
AMONG:
(1)
Legendre Holding 43, a French société par actions simplifiée, whose registered office is located at 1, rue Georges Berger in Paris (75017), France, registered with the Registry of Commerce and Companies of Paris under number 813 676 475, itself represented by [●], duly authorized for the purpose hereof;

(2)
Accel London Investments IX S.a r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, whose registered office is located at 2-8 Avenue Charles de Gaulle, L-1653 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies' Register (Registre de Commerce et des Sociétés, Luxembourg) under number B200075, itself represented by [●];

(3)
Accel London Investments X S.a r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, whose registered office is located at 2-8 Avenue Charles de Gaulle, L-1653 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies' Register (Registre de Commerce et des Sociétés, Luxembourg) under number B200174, itself represented by [●];

(4)
FPCI Alven Capital III, a French fonds professionnel de capital investissement, represented by its management company, Alven Capital Partners, a French société anonyme, whose registered office is located at 124, rue Réaumur in Paris (75002), France, registered with the Registry of Commerce and Companies of Paris under number 442 935 532, represented by [●], duly authorized for the purpose hereof;

(5)
Kernel Investissements, a French société civile, whose registered office is located at 336-340, rue Saint Honoré in Paris (75001), France, registered with the Registry of Commerce and Companies of Paris under number 503 598 815, itself represented by [●], duly authorized for the purpose hereof;

(6)
Cap ISF, a French société anonyme, whose registered office is located at 49-51, rue de Ponthieu in Paris (75008), France, registered with the Registry of Commerce and Companies of Paris under number 510 047 236, itself represented by [●], duly authorized for the purpose hereof;

(7)
En direct Holding, a French société par actions simplifiée, whose registered office is located at 660, Chemin de Font Rousse - Domaine de Saint Simon, in Puyricard (13540), France, registered with the Registry of Commerce and Companies of Aix-en-Provence under number 394 450 019, itself represented by [●];

(8)	Jonathan Benhamou,
(9)	Clément Buyse,
(10)	Julien Einaudi,
(11)	Maxime Cauchet,
(12)	Henry Huyghues Despointes,
(13)	André Einaudi,
(14)	Jean-Luc Benhamou,
(15)	Bruno Guénin,
(16)	Cyril Durand,
(17)	Ivan Dumon,
(18)	Jean-Paul Villot,
(19)	Thierry Breton,
(20)	Antoine Treuille,
(21)	Guillaume Guénin,
(22)	Erik Sabatier,
(23)	Grégory Tappero,
(24)	Camille Claustre,
(25)	Etienne Bersac,
(26)	Benjamin Cadars,
(27)	Yann Perchec,
(28)	Thibault Decaudain,
(29)	Fabien Lerays,
(30)	Caroline Panhard,
(31)	Ed Neumann,
(32)	Audrey Pedro,
(33)	Jesse Griswold,
the above parties (1) to (33) acting severally but not jointly (conjointement mais non solidairement), being referred to collectively as the "Sellers" and each individually as a "Seller";
AND
(34)
PeopleDoc SAS, a simplified joint-stock company (société par actions simplifiée) organized under the laws of France, with a share capital of 225,115.99 Euros, having its registered office located at 53, rue d'Hauteville, 75010 Paris, France and registered with the Commercial Register of Paris under number RCS 499 898 047 (the "Company");

AND
(35)
The Ultimate Software Group, Inc., a company organized under the laws of the State of Delaware in the United States of America, whose principal office is located at 2000 Ultimate Way, Weston, FL, 33326, USA (the "Purchaser");

AND
(36)
Shareholder Representative Services LLC, a Colorado limited liability company, whose principal office is located at 950 17th Street, Suite 1400, Denver, CO 80202, USA, solely in its capacity as the Sellers' Agent (the "Sellers' Agent");

AND
(37)
Jonathan Benhamou, a French citizen, born on 8 August 1983, in Saint-Martin d'Hères (Isère), residing at 387 Manhattan Avenue, New York, NY 10026, USA, solely in his capacity as the Pre-Closing Sellers' Agent (the "Pre-Closing Sellers' Agent").

The Sellers, the Company and the Purchaser being hereinafter referred to collectively as the "Parties" and each individually as a "Party".
BACKGROUND:
(A)	All capitalized terms not otherwise defined in this preamble shall have the meaning ascribed to them in clause 1.
(B)	The Company was created in 2007.
(C)	As of the date hereof, the Company has issued 22,511,599 shares (the "Existing Shares"), each of a par value of EUR 0.01, comprising:
(i)	6,464,207 ordinary shares (the "Ordinary Shares");
(ii)	4,814,300 A preferred shares (the "A Shares");
(iii)	4,890,500 B preferred shares (the "B Shares");
(iv)	6,342,592 C preferred shares (the "C Shares"), being referred to, together with the A Shares and B Shares, as the "Preferred Shares".
(D)	As part of an employee participation scheme and in addition to the Existing Shares, the Company has issued the following options (the "Options"):
(i)
412,200 06-11 founder warrants (bons de souscription de parts de créateur d'entreprise) (the "BCE06-11") giving the right to 412,200 ordinary shares of the Company, of which, as of the date of this Agreement, options for 412,200 ordinary shares of the Company have already been exercised for 412,200 Ordinary Shares and no options for ordinary shares of the Company remain unexercised;

(ii)
800,000 02-12 founder warrants (the "BCE02-12") giving the right to 800,000 ordinary shares of the Company, of which, as of the date of this Agreement, no options for ordinary shares of the Company have already been exercised for Ordinary Shares and options for 800,000 ordinary shares of the Company remain unexercised;

(iii)
198,000 06-12 founder warrants (the "BCE06-12") giving the right to 198,000 ordinary shares of the Company, of which, as of the date of this Agreement, options for 171,600 ordinary shares of the Company have already been exercised for 171,600 Ordinary Shares and no options for ordinary shares of the Company remain unexercised;

(iv)
49,300 12-12 founder warrants (the "BCE12-12") giving the right to 49,300 ordinary shares of the Company, of which, as of the date of this Agreement, options for 16,400 ordinary shares of the Company have already been exercised for 16,400 Ordinary Shares and no options for ordinary shares of the Company remain unexercised;

(v)
604,000 07-13 founder warrants (the "BCE07-13") giving the right to 604,000 ordinary shares of the Company, of which, as of the date of this Agreement, no options for ordinary shares of the Company have already been exercised for Ordinary Shares and options for 604,000 ordinary shares of the Company remain unexercised;

(vi)
42,000 05-14-a founder warrants (the "BCE05-14-a") giving the right to 42,000 ordinary shares of the Company, of which, as of the date of this Agreement, no options for ordinary shares of the Company have already been exercised for Ordinary Shares and options for 42,000 ordinary shares of the Company remain unexercised;

(vii)
840,000 05-14-b founder warrants (the "BCE05-14-b") giving the right to 840,000 ordinary shares of the Company, of which, as of the date of this Agreement, no options for ordinary shares of the Company have already been exercised for Ordinary Shares and options for 840,000 ordinary shares of the Company remain unexercised;

(viii)
478,510 05-14-c founder warrants (the "BCE05-14-c") giving the right to 478,510 ordinary shares of the Company, of which, as of the date of this Agreement, options for 27,895 ordinary shares of the Company have already been exercised for 27,895 Ordinary Shares and options for 380,353 ordinary shares of the Company remain unexercised;

(ix)
263,130 09-15-a founder warrants (the "BCE09-15-a") giving the right to 263,130 ordinary shares of the Company, of which, as of the date of this Agreement, no options for ordinary shares of the Company have already been exercised for Ordinary Shares and options for 263,130 ordinary shares of the Company remain unexercised;

(x)
377,419 05-16 founder warrants (the "BCE05-16") giving the right to 377,419 ordinary shares of the Company, of which, as of the date of this Agreement, options for 830 ordinary shares of the Company have already been exercised for 830 Ordinary Shares and options for 337,535 ordinary shares of the Company remain unexercised, being referred to, together with the BCE02-12, BCE06-12, BCE12-12, BCE07-13, BCE05-14-a, BCE05-14-b, BCE05-14-c and BCE09‑15‑a, as the "BSPCE";

(xi)
164,300 02-12 stock options (bons de souscription d'actions) (the "BSA02-12") giving the right to 164,300 ordinary shares of the Company, of which, as of the date of this Agreement, options for 82,300 ordinary shares of the Company have already been exercised for 82,300 Ordinary Shares and options for 82,000 ordinary shares of the Company remain unexercised;

(xii)
30,800 05-14-a stock options (the "BSA05-14-a") giving the right to 30,800 ordinary shares of the Company, of which, as of the date of this Agreement, no options for ordinary shares of the Company have already been exercised for Ordinary Shares and options for 30,800 ordinary shares of the Company remain unexercised;

(xiii)
 61,500 05-14-b stock options (the "BSA05-14-b") giving the right to 61,500 ordinary shares of the Company, of which, as of the date of this Agreement, no options for ordinary shares of the Company have already been exercised for Ordinary Shares and no options for ordinary shares of the Company remain unexercised;

(xiv)
621,636 05-14-c stock options (the "BSA05-14-c") giving the right to 621,636 ordinary shares of the Company, of which, as of the date of this Agreement, options for 2,641 ordinary shares of the Company have already been exercised for 2,641 Ordinary Shares and options for 342,850 ordinary shares of the Company remain unexercised;

(xv)
1,070,315 05-16 stock options (the "BSA05-16") giving the right to 1,070,315 ordinary shares of the Company, of which, as of the date of this Agreement, options for 55,905 ordinary shares of the Company have already been exercised for 55,905 Ordinary Shares and options for 782,631 ordinary shares of the Company remain unexercised, being referred to, together with the BSA02-12, BSA05-14-a, BSA05-14-b and BSA05-14-c, as the "BSA".

(E)
As of the date hereof, the Sellers are the direct owners of the Existing Shares whereas certain of the Employees of the Company and certain of the Sellers hold the Options as set forth in Part 1 of Schedule (E).

(F)	It has been agreed between the Parties, as an essential condition for the Purchaser to enter into this Agreement, that:
(1)
the holders of the BSPCE (including the Sellers but excluding the Designated Holder) listed in Part 2 of Schedule (E) (the "BSPCE Holders") will exercise their vested BSPCE on the Closing Date (the "Exercised BSPCE"), and:

(a)
with regard to such BSPCE Holders that are not party to this Agreement as Sellers (the "Participating Employees"), simultaneously transfer the shares issued as a result of the exercise of the Exercised BSPCE (the "Employees' Transferred Shares") to the Purchaser pursuant to the short form share purchase agreement (the "Short Form SPA"), attached in the agreed form as Schedule (F);

(b)
with regard to such BSPCE Holders that are party to this Agreement as Sellers, transfer the shares issued as a result of the exercise of the Exercised BSPCE (together with the Existing Shares, the "Sellers' Transferred Shares") to the Purchaser under the terms and conditions of this Agreement;

(2)
the Designated BSPCE shall be waived and converted into the Restricted Stock Awards, which are subject to the terms and conditions set forth in the Award Agreement, on the Closing Date; the restrictions set forth in the Award Agreement are being imposed upon the Restricted Stock Awards by the Purchaser as a condition to the Purchaser's willingness to grant the Restricted Stock Awards and to enter into the transactions contemplated by this Agreement;

(3)
the Options, other than the Exercised BSPCE and the Designated BSPCE (the "Cashed-out Options"), will be waived pursuant to the terms and conditions set forth in clause 3.5 in exchange for the consideration described in such clause 3.5;

(4)
immediately following completion of the pre-Closing transactions listed in (1), (2) and (3) above, the Sellers' Transferred Shares and the Employees' Transferred Shares (together, the "Transferred Shares") will constitute 100% of the Company's share capital on a fully-diluted basis and will be allocated among the Sellers and the Participating Employees as set forth in Part 3 of Schedule (E).

(G)
The Company owns 100% of the share capital and voting rights of (i) PeopleDoc, Inc., a Delaware corporation, whose principal office is located at 535 8th Avenue, 18th Floor, New York, New York 10018 ("PeopleDoc Inc."), (ii) PeopleDoc UK, a company incorporated in England and Wales, whose registered office is located at 1 Fore Street – London, EC2Y9 DT, registered with Companies House under number 9823292 ("PeopleDoc UK") and (iii) PeopleDoc Germany, a company incorporated in Germany, whose registered office is located at Heibronner Str. 150 – 70191 Stuttgart, registered with the Registry of Commerce and Companies under number 04724113995 ("PeopleDoc Germany", together with PeopleDoc Inc. and PeopleDoc UK, the "Subsidiaries").

(H)
The Purchaser, together with its legal, tax, financial, accounting and other advisors, has conducted an independent due diligence review of the Group Companies, through the analysis of the documentation made available to it and to its advisors in an electronic "data-room" opened from April 23, 2018 to July 16, 2018, the index and related content of which is included in a CD-Rom signed by the Parties on the date hereof as Schedule (H) (the "Data Room").

(I)
The Purchaser wishes to acquire the Transferred Shares and the Sellers, together with the Participating Employees, wish to sell the Transferred Shares to the Purchaser under the terms and conditions of the Agreement (the "Transaction").  The Purchaser's wish to acquire the Transferred Shares is driven in particular by its wish to acquire the Owned Software, without which the Purchaser would not have entered into this Agreement.

THE PARTIES HEREBY AGREE AS FOLLOWS
1.            Definitions
For the purpose of the Agreement, the following capitalized terms shall have the following meanings, which shall be equally applicable to the singular and plural forms of such terms:
"A Shares" has the meaning given to such term in the Preamble.
"Accounting Principles" means International Financial Reporting Standards (IFRS), the international accounting standards set by the International Accounting Standards Board (IASB), as applied by the Group Companies in the preparation of the Reference Date Accounts.
"Acquisition Proposal" has the meaning given to such term in clause 6.2(O)(4).
"Adjusted Initial Cash Consideration" means $75,000,000 minus the Expense Fund, minus amount, if any, by which the Completion Working Capital Amount is less (i.e., more negative) than the Target Working Capital Minimum, plus the amount of Completion Cash, minus the amount of Completion Debt, minus the Aggregate Option Cash-out Amount.
"Affiliate" means a Corporate Affiliate or a Family Affiliate.
"Agent Loss" has the meaning given to such term in clause 12.3.
"Aggregate Option Cash-out Amount" has the meaning given to such term in clause 3.5(A).
"Agreement" has the meaning given to such term in the heading of the Agreement.
"Authorization" means any license, certificate, approval, consent, permit, ruling, visa, qualification, waiver, exemption or other authorization, whether express or implied (including the lapse of a prescribed time at the end of which without an objection having been made the authorization will be legally deemed granted) granted by or under the authority of any Governmental Authority.
"Award Agreement" means the Restricted Stock Award Agreement in the form on Schedule A.
"B Shares" has the meaning given to such term in the Preamble.
"BCE06-11" has the meaning given to such term in the Preamble.
"BCE02-12" has the meaning given to such term in the Preamble.
"BCE06-12" has the meaning given to such term in the Preamble.
"BCE12-12" has the meaning given to such term in the Preamble.
"BCE07-13" has the meaning given to such term in the Preamble.
"BCE05-14-a" has the meaning given to such term in the Preamble.
"BCE05-14-b" has the meaning given to such term in the Preamble.
"BCE05-14-c" has the meaning given to such term in the Preamble.
"BCE05-16" has the meaning given to such term in the Preamble.
"BCE09-15-a" has the meaning given to such term in the Preamble.
"BSA" has the meaning given to such term in the Preamble.
"BSA02-12" has the meaning given to such term in the Preamble.
"BSA05-14-a" has the meaning given to such term in the Preamble.
"BSA05-14-b" has the meaning given to such term in the Preamble.
"BSA05-14-c" has the meaning given to such term in the Preamble.
"BSA05-16" has the meaning given to such term in the Preamble.
"BSPCE" has the meaning given to such term in the Preamble.
"BSPCE Holders" has the meaning given to such term in the Preamble.
"Business" means the Group Companies' business on the Closing Date.
"Business Day" means any day (other than a Saturday or a Sunday) on which banks and financial markets are open in France and in Florida, United States.
"C Shares" has the meaning given to such term in the Preamble.
"Cash" means the consolidated amount of the following assets of the Group Companies (in each case, without duplication):
(i)	cash and cash equivalents, including cash at bank and cash in hand, net of overdrafts; plus
(ii)	cash received on or about the Closing from amounts repaid from the outstanding loans owed by each of Yann Perchec, Thibault Decaudain, Fabien Lerays and Benjamin Cadars to any Group Company; plus
(iii)	cash held or to be received pursuant to the terms of this Agreement on or about the Closing in the Company Bank Account relating to the Exercise Price; plus
(iv)	all marketable securities, plus
(v)	all accrued interest related to items (i) and (iv) above,
as determined in accordance with the Accounting Principles.
An illustrative calculation of Cash is presented in Part 2 of Schedule 3.3 had the Closing Date been on 31 December 2017.
"Cashed-out Options" has the meaning given to such term in the Preamble.
"Code" means the U.S. Internal Revenue Code of 1986, as amended.
"Claim" has the meaning given to such term in clause 9.2(A).
"Closing" means the consummation of the sale of the Transferred Shares by the Sellers and the Participating Employees to the Purchaser by delivery of the documents and completion of the transactions referred to in clause 5.2 and under the terms and subject to the conditions set forth in the Short Form SPA.
"Closing Date" has the meaning given to such term in clause 5.1(B).
"Closing Statement" has the meaning given to such term in clause 3.3(C).
"Closing Statement Notice" has the meaning given to such term in clause 3.3(E).
"Collective Bargaining Agreements" has the meaning given to such term in clause 6.2(M)(5).
"Company" has the meaning given to such term in the Preamble.
"Company Bank Account" means the bank account opened by the Company whose details shall be notified by the Company to the Purchaser pursuant to clause 8.2(A)(1).
"Competing Business" has the meaning given to such term in clause 8.3(A).
"Completion Cash" means, in relation to the Group Companies, the Cash as of the Closing Date.
"Completion Debt" means, in relation to the Group Companies, the Debt outstanding and not repaid as of the Closing Date.
"Completion Working Capital" means the Working Capital as of the Closing Date.
"Computer Systems" means the Hardware and the Software used by or for the benefit of any Group Company as of the date hereof.
"Conditions Precedent" has the meaning given to such term in clause 4.2.
"Confidential Information" means the confidential information of the Group Companies or any suppliers, customers, clients or agents of the Group Companies including, without limitation, financial information, personnel information, marketing and advertising information, technology information, research and development materials, trade secrets, processes, procedures, prices, costs, business affairs, future plans and ideas.
"Consolidated Financial Statements" means the consolidated audited accounts of the Group Companies as at December 31, 2017, comprising consolidated statements of income, consolidated balance sheets, consolidated statements of cash flows, consolidated statements of changes in equity and the notes thereto.
"Control, Controls, Controlled by" means control as defined by article L. 233-3 I of the French commercial code, and the expressions "Controls" or "Controlled by" shall be interpreted accordingly.
"Corporate Affiliate" means, as to any Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person; or when such Person is a fund, (i) any Person who serves as a general partner or investment manager of that Person or any fund who has the same general partner or investment manager as such Person; or (ii) any Person who serves as a general partner or investment manager of a fund controlling that Person or any Person controlled by a fund having the same general partner or investment manager as any fund controlling that Person; for the avoidance of doubt the term "Affiliate" shall not include any of the Group Companies.
"Data" means any data or information used by or for the benefit of the Group Companies at any time and that is stored electronically at any time.
"De Minimis Amount" has the meaning given to such term in clause 9.4(A).
"Debt" means the consolidated amount of the following liabilities of the Group Companies:
(i)	all indebtedness for borrowed money from any banking, financial, acceptance credit, lending or other similar institution or organisation;
(ii)	loans from shareholders to any Group Company, if any;
(iii)
all liabilities arising from or relating to any transactions related to the assignment of receivables or credits for financing purposes by the Group Companies to any third party, including factoring agreements and agreements made to pre-finance or finance research and development tax credits ("Receivable and Credit Financings");

(iv)	all liabilities relating to retirement indemnities and long service medals or awards of the Group Companies;
(v)	all dividends which have been approved but are unpaid, if any;
(vi)	unpaid Transaction Expenses, if any; and
(vii)	all accrued interest related to the items listed above,
as determined in accordance with the Accounting Principles.  For the avoidance of doubt and notwithstanding the foregoing, Debt shall exclude any item included in the definition of Working Capital and any item included in the definition of Transaction Expenses shall not be included in the definition of Debt (other than through its inclusion in Transaction Expenses) (i.e., no item shall be double counted as both a Transaction Expense and otherwise as Debt).  Notwithstanding the foregoing, Debt shall not include any Taxes, except as specifically provided in the definition of Transaction Expenses.
An illustrative calculation of Debt is presented in Part 2 of Schedule 3.3 had the Closing Date been on 31 December 2017.
"Designated BSPCE" shall mean the BSPCE held by Jonathan Benhamou.
"Designated Holder" shall mean Jonathan Benhamou.
"Deferred Cash Consideration" has the meaning given to such term in clause 3.1(C).
"Disclosed Information" means this Agreement and its schedules other than Schedule (H).
"Disclosure Schedules" means all Schedules set forth in clause 6.2.
"Disputed Items" has the meaning given to such term in clause 3.3(H).
"Employees" has the meaning given to such term in clause 6.2(M)(2).
"Employees' Transferred Shares" has the meaning given to such term in the Preamble.
"Entity" means any entity, company, corporation, group, de facto company, association, partnership, whether governmental or private, or whether or not having a separate legal personality, and including any Governmental Authority.
"Estimated Adjusted Initial Cash Consideration" means $75,000,000 minus the Expense Fund, minus the amount, if any, by which the Estimated Completion Working Capital Amount is less (i.e., more negative) than the Target Working Capital Minimum, plus the amount of Estimated Completion Cash, minus the amount of Estimated Completion Debt, minus the Aggregate Option Cash-out Amount.
"Estimated Closing Statement" has the meaning given to such term in clause 3.2(A).
"Estimated Completion Cash" has the meaning given to such term in clause 3.2(A).
"Estimated Completion Debt" has the meaning given to such term in clause 3.2(A).
"Estimated Completion Working Capital" has the meaning given to such term in clause 3.2(A).
"Exchange Act" means the Securities Exchange Act of 1934, as amended.
"Exercise Price" has the meaning given to such term in clause 3.2(B)(2).
"Exercised BSPCE" has the meaning given to such term in the Preamble.
"Existing Purchaser Stock" means existing and issued shares of the Purchaser's common stock, par value $0.01 per share, listed on NASDAQ as at the date hereof.
"Existing Shares" has the meaning given to such term in the Preamble.
"Expense Fund" has the meaning given to such term in clause 12.4.
"Family Affiliate" means the spouse, civil partner, ascendants and descendants of any Seller (each a "Family Member"), and any Entity that is directly or indirectly through one or more intermediaries Controlled by a Seller or by a Family Member, either alone or jointly with the relevant Seller.
"Firm" has the meaning given to such term in clause 3.3(H).
"French Tax Credits" means the French research tax credits and innovation tax credits (Crédit Impôt Recherche et Crédit Impôt Innovation) as provided by Article 244 quater B of the French Tax Code and claimed by the Company with respect to its 2015, 2016, and 2017 taxable years.
"Fundamental Warranties" means the Warranties set out under clauses 6.1, 6.2(A), 6.2(B) and 6.2(C).
"GAAP" means United States generally accepted accounting principles.
"Governmental Authority" means any international, European, national, state, regional, departmental, municipal or local body with executive, legislative, judicial, regulatory or administrative authority, including any ministry, department, agency, office, organization or other subdivision thereof and any Person having received delegated authority from any of the above, as well as any judicial authority of competent jurisdiction.
"Group Company" means any of the Company or the Subsidiaries and "Group Companies" means the Company and the Subsidiaries.
"Group Company Road Map" has the meaning given to such term in clause 6.2(I)(3).
"Guarantee" means any guarantee, joint undertaking (caution, aval), comfort letter, letter of credit, or any obligation, whether actual or contingent, to guarantee the repayment of or assume any indebtedness of any Person or pertaining, directly or indirectly, to maintain the ability of a Person to meet any of its indebtedness.
"Hardware" means any computer equipment used by or for the benefit of any Group Company at the date hereof, including, without limitation, parts of computer equipment such as firmware, screens, terminals, keyboards and disks, and including, without limitation, cabling and other peripheral and associated electronic equipment, but excluding all Software.
"ICC Rules" has the meaning given to such term in clause 16.2.
"Initial Purchase Price" has the meaning given to such term in clause 3.2(B).
"Insolvency Proceedings" means any form of bankruptcy, liquidation, receivership, administration, arrangement or scheme with creditors, moratorium, or interim or provisional supervision by the court or court appointee, whether in the jurisdiction of the place of incorporation or in any other jurisdiction, and whether in or out of court.
"Intellectual Property" means all trademarks, trade names, business names, domain names, copyright (including rights in Software), patents, rights in designs (registered or unregistered), Know-How, algorithms, rights in inventions, sui generis database rights, trade secrets and all other rights or forms of protection of a similar nature to any of the foregoing or having equivalent effect anywhere in the world, including, where such rights are obtained or enhanced by registration, registrations and applications for registrations of such rights.
"IP Warranties" means the Warranties set forth in clauses 6.2(H)(1), 6.2(H)(3), 6.2(H)(4), 6.2(H)(5), 6.2(H)(6), 6.2(H)(10), 6.2(H)(16) and 6.2(H)(17).
"Key Employees" means the individuals named on Schedule (I).
"Know-How" means know-how and other non-patented technical information, including such information related to software development and production processes and techniques, research and development, invention disclosures for which no patent application has been published, drawings, specifications, designs, technical data, as well as financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists.
"Law" means any treaty, directive, international agreement, law, statute, decree, regulation, order, code, rule, ordinance, judgment, guideline (including any judicial or administrative interpretation thereof) and any Authorization, each of any country, state or other jurisdiction.
"Leased Real Property" has the meaning given to such term in clause 6.2(G)(2).
"Licensed Software" has the meaning given to such term in clause 6.2(H)(5)(d).
"Lien" means any security interest, pledge, mortgage, lien, charge, pre-emption right, option, encumbrance or any agreement or undertaking constituting a privilege, or any agreement or right of any nature restricting the full enjoyment, ownership or transferability of the Transferred Shares or any asset of the Group Companies, or any other arrangement having a similar effect.
"Life Insurance Scheme" means the Unum Life Assurance Master Plan (A).
"Long Stop Date" has the meaning given to such term in clause 4.5.
"Loss" has the meaning given to such term in clause 9.1(A).
"Management Sellers' Knowledge" means the actual or constructive knowledge of Jonathan Benhamou, Clément Buyse, Yann Perchec and Arnaud Gouachon after due inquiry.
"Material Adverse Effect" means (i) any material adverse change in the business, results of operations, prospects, condition (financial or otherwise) or assets of the Group Companies taken as a whole; and (ii) any commencing of any litigation or proceeding against any Group Company or any Seller to challenge, restrain, or otherwise materially interfere with the Transaction; provided, however, that none of the following, alone or in combination, will be taken into account in determining whether there has been a "Material Adverse Effect":  (A) changes in economic conditions in France or globally, (B) general changes or developments in the industry, market or geographical area in which the Group Companies operate, (C) changes in any applicable Laws (or the interpretation thereof) or IFRS or other accounting standards (or the interpretation thereof), (D) acts of war, sabotage, terrorism, or military action or the escalation or general worsening thereof, (E) natural disasters or other similar force majeure events, (F) any failure to meet financial projections, forecasts, revenue or earnings predictions for any period (provided, that the underlying cause of such failure may, to the extent applicable, be taken into account) or (G) the announcement or pendency of this Agreement or the transactions contemplated hereby, provided that the matters described in clauses (A), (B) and (C) shall be taken into account if and only to the extent such changes, developments or acts have a materially disproportionate effect on the Group Companies relative to other industry participants.
"Material Contracts" has the meaning given to such term in clause 6.2(O)(1).
"Material Unregistered Intellectual Property" has the meaning given to such term in clause 6.2(H)(1).
"NASDAQ" means the Nasdaq Stock Market.
"Non-Competition Agreement" means the Non-Competition Agreement substantially in the form attached hereto as Schedule B.
"Non-Hire Agreements" means the Non-Hire Agreements to be executed by each of Legendre Holding 43, Accel London Investments IX S.a r.l., Accel London Investments X S.a r.l., FPCI Alven Capital III, Kernel Investissements and Cap ISF, substantially in the form attached hereto as Schedule C.
"Notice" has the meaning given to such term in clause 11.1.
"Notice of Claim" has the meaning given to such term in clause 9.2(A).
"Options" has the meaning given to such term in the Preamble.
"Ordinary Shares" has the meaning given to such term in the Preamble.
"Owned Intellectual Property" means all copyright, Know-How and other Intellectual Property owned by any of the Group Companies, including, without limitation, all external and internal libraries owned by any of the Group Companies, all software tools owned by any of the Group Companies and required to test or validate the Owned Software, and all online management systems owned by any of the Group Companies.  For the avoidance of doubt, Owned Intellectual Property includes the Owned Software.
"Owned Software" means any Software (including software-as-a-service application) conceived, designed, developed, under development, marketed, distributed, provided, licensed or sold at any time by the Group Companies, including, without limitation, any associated documentation and materials, and improvements thereto developed by or on behalf of any Group Company.  For the avoidance of doubt, Owned Software includes without limitation the following PeopleDoc applications: Case Management and Knowledge Portal, HR Process Automation, Employee File Management, Advanced Analytics, Accelerate Employee Onboarding and Power HR Shared Services.
"Owned Software Documentation" means the written (in electronic or other form) documentation (including without limitation all algorithms, coding sheets, source codes, user requirements, functions, programming specifications, change histories and error logs) that is in possession of any of the Group Companies as the date hereof and that describes the structure, programming or operation of the Owned Software or is or was used by any of the Group Companies to exploit, develop, modify or adapt the Owned Software.
 "Participating Employees" has the meaning given to such term in the Preamble.
"Party" or "Parties" has the meaning given to such term in the presentation of the Parties.
"Pensions Regulator" means the public body which regulates workplace pension schemes in the UK.
"PeopleDoc Germany" has the meaning given to such term in the Preamble.
"PeopleDoc Inc." has the meaning given to such term in the Preamble.
"PeopleDoc UK" has the meaning given to such term in the Preamble.
"Permitted Lien" means any (i) Lien for any Tax that is not yet due and payable or that may thereafter be paid without penalty or for Taxes that are being contested in good faith, (ii) mechanic's, materialmen's, landlord's or similar Lien arising or incurred in the ordinary course of business that secures any amount that is not overdue and which would not constitute an event of default under, or breach of, any real property lease, (iii) Lien arising or incurred in connection with a capital lease or equipment lease contract, or (iv) minor or customary zoning, building, or other restrictions, permits, encroachments, variances, covenants, rights of way, Liens, or easements with respect to any Leased Real Property, which do not, individually or in the aggregate, materially impair the continued use and operation of the Leased Real Property as currently used or operated.
"Person" means any individual or Entity.
"Pre-Closing Sellers' Agent" means Jonathan Benhamou.
"Pre-Closing Statement" has the meaning given to such term in clause 8.2(A).
"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.
"Pre-Closing Tax Refund" has the meaning given to such term in clause 8.7(H).
"Preferred Shares" has the meaning given to such term in the Preamble.
"Pro Rata Portion" for each Seller, will be as set forth opposite such Seller's name on Part 3 of Schedule (E).
"Purchase Price" has the meaning given to such term in clause 3.1.
"Purchaser" has the meaning given to such term in the presentation of the Parties.
"Purchaser Indemnitee" has the meaning given to such term in clause 9.1(A).
"Purchaser Material Adverse Effect" means  (i) any material adverse change in the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser and its subsidiaries, taken as a whole and (ii) any commencing of any litigation or proceeding against the Purchaser or any of its Corporate Affiliates to challenge, restrain, or otherwise materially interfere with the Transaction; provided, however, that none of the following, alone or in combination, will be taken into account in determining whether there has been a "Purchaser Material Adverse Effect":  (A) changes in economic conditions in the United States or globally, (B) general changes or developments in the industry, market or geographical area in which the Purchaser and its subsidiaries operate, (C) changes in any applicable Laws (or the interpretation thereof) or GAAP or other accounting standards (or the interpretation thereof), (D) acts of war, sabotage, terrorism, or military action or the escalation or general worsening thereof, (E) natural disasters or other similar force majeure events, (F) any failure to meet financial projections, forecasts, revenue or earnings predictions for any period (provided, that the underlying cause of such failure may, to the extent applicable, be taken into account) or (G) the announcement or pendency of this Agreement or the transactions contemplated hereby, provided that the matters described in clauses (A), (B) and (C) shall be taken into account if and only to the extent such changes, developments or acts have a materially disproportionate effect on the Purchaser and its subsidiaries relative to other industry participants.
"Purchaser SEC Filings" has the meaning given to such term in clause 7.3(A).
"Purchaser Stock Closing Price" shall mean the average closing sale price of Existing Purchaser Stock on NASDAQ as reported through Bloomberg over the thirty (30) consecutive full trading days ending on the third (3rd) trading day prior to the Closing Date.
"Reference Date" means December 31, 2017.
"Reference Date Accounts" means the Consolidated Financial Statements for the financial year ended on December 31, 2017 (comprising consolidated statements of income, consolidated balance sheets, consolidated statements of cash flows, consolidated statements of changes in equity and the notes thereto), a copy of which is set forth in Schedule 6.2(D).
"Registration Statement" means any registration statement of the Purchaser filed or to be filed with the U.S. Securities and Exchange Commission (the "SEC") which covers the resale of the Stock Consideration, including all amendments (including post-effective amendments) and supplements thereto, all exhibits thereto and all material incorporated therein by reference.
"Reported Working Capital" means the sum of the following consolidated assets of the Group Companies (in each case, without duplication):
(i)	trade receivables (net of provisions for bad debts);
(ii)	other receivables; and
(iii)	other current assets;
less the following consolidated liabilities of the Group Companies (in each case, without duplication):
(iv)	trade payables;
(v)	deferred revenue;
(vi)	all accrued and unpaid Taxes, whether current or long-term, of the Group Companies, if any, other than Taxes on the income of the Group Companies; and
(vii)	other current liabilities.
"Representatives" means any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of a Person.
"Restricted Stock Awards" means a number of shares of restricted stock awards of the Purchaser, which when multiplied by the Purchaser Stock Closing Price shall be equal to the amount set forth on Schedule (E), such number being rounded down to the nearest whole number.

"RRA" or "Registration Rights Agreement" has the meaning given to such term in clause 3.6(B).
"Schedule(s)" means the schedule(s) attached hereto as well as any documents enclosed with such schedules.
"Securities" means (i) any security issued by an Entity, which may entitle its holder, directly or indirectly, immediately or in the future, to a portion of the share capital, profits, liquidation surplus or voting rights of an Entity, (ii) any preferential subscription or allotment rights relating to an issuance of such securities, or (iii) any division of such securities, including into bare ownership or usufruct;
"Securities Act" has the meaning given to such term in clause 3.6(A).
"Seller" has the meaning given to such term in the presentation of the Parties.
"Sellers' Agent" has the meaning given to such term in clause 12.1.
"Sellers' Bank Accounts" and "Seller's Bank Account" have the meaning given to such terms in clause 3.2(B)(2).
"Sellers' Transferred Shares" has the meaning given to such term in the Preamble.
"Short Form SPA" has the meaning given to such term in the Preamble.
"Software" means any and all computer programs, whether in source or object code form, including all modules, routines and sub-routines of and all source and other proprietary materials relating to such computer programs, including user requirements, functions, specifications and programming specifications, principles, programming language, algorithms, flowcharts, logic diagrams, autographic representations, file structures, coding sheets, data and databases and including any manuals or other documentation relating to any of the foregoing and computer generated work.
"Specific Indemnities" means the specific indemnities listed under clause 9.5.
"Stock Consideration" means (i) a number of shares of common stock of the Purchaser, which when multiplied by the Purchaser Stock Closing Price shall be equal to US$175,000,000, such number being rounded down to the nearest whole number, minus (ii) the Restricted Stock Awards.
"Stock Exchange Authority" means NASDAQ.
"Straddle Period" means a Tax period that includes (but does not end on) the Closing Date.
"Subsidiaries" has the meaning given to such term in the Preamble.
"Target Working Capital" means the average of the Group Companies' actual monthly Working Capital for the two months prior to the Closing Date (including Completion Working Capital).  An illustrative calculation of the Target Working Capital is presented in Part 2 of Schedule 3.3 had the Closing Date been on 31 December 2017.
"Target Working Capital Minimum" means Target Working Capital minus US$750,000.
"Tax" or "Taxation" means all governmental, state, community, municipal or regional taxes, levies, imposts, duties, charges, deductions, withholdings, employment taxes and social security or national insurance contributions of any kind arising in any part of the world including, without limitation: (a) corporation tax, income tax, capital or chargeable gains tax, inheritance tax, value added tax, national insurance contributions, capital duty, stamp duty, stamp duty reserve tax, stamp duty land tax, transfer taxes, insurance premium tax, landfill tax, climate change levy, aggregates levy, withholdings and deductions in respect of tax, duties of customs and excise, escheat and unclaimed property tax and all taxes on gross and net income, profits or gains, receipts, sales, use, occupation, franchise, or added value and (b) all penalties, charges, costs and interest included in or relating to any Tax.
"Tax Audit" means any Tax audit, inquiry, inspection or similar investigation by any Tax Authority (other than routine matters of a minor nature).
"Tax Authority" means any Governmental Authority that assesses or collects Tax or other fiscal, revenue, customs or excise authority, body, department or organization in France, the United States, the United Kingdom, Germany or any other relevant jurisdiction.
"Tax Return" means all computations and returns required to be submitted to a Tax Authority relating to any Tax matter (and correspondence and documentation relating thereto).
"Tax Warranties" means the Warranties set forth in clause 6.2(K).
"The People's Pension" means the UK workplace pension scheme with pension scheme registry number (PSRN)12005993, the details of which are set out in Schedule 6.2(N)(6).
"Third Party" means any person other than the Parties and their respective Affiliates.
"Third Party Claim" has the meaning given to such term in clause 9.3(A).
"Threshold" has the meaning given to such term in clause 9.4(A).
"Transaction" has the meaning given to such term in the Preamble.
"Transaction Deductions" means any income Tax deductions that are deductible by the Company or its Subsidiaries on or prior to the Closing Date and result from or are attributable to expenses, fees or payments in connection with the transactions contemplated hereby including (a) amounts that are included in Debt of the Group Companies, Transaction Expenses, Working Capital or otherwise reduce the Purchase Price payable to the Sellers, and (b) amounts payable in respect of the Options to the extent payable at or in connection with Closing; provided that, to the extent applicable, the Purchaser and the Company agree to make the safe harbor election set forth in IRS Revenue Procedure 2011-29 to determine the amount of deductions attributable to the payment of any success-based fees within the scope of such revenue procedure.  Notwithstanding the foregoing, for the avoidance of doubt, the Sellers shall be responsible for all Transaction Expenses, whether or not accrued or paid on or prior to the Closing Date.
"Transaction Documents" means this Agreement, the Short Form SPA, the Registration Rights Agreement, the Non-Competition Agreement, the Non-Hire Agreement and the Award Agreement.
"Transaction Expenses" means all third party fees and expenses (including all fees and expenses of financial advisors, legal counsel and any other agents, advisors, attorneys, accountants, consultants, experts or representatives of the Group Companies, but excluding Taxes, except as specifically provided herein with respect to employer Tax obligations as provided in clause (iii) hereof) incurred by the Group Companies at or prior to the Closing and unpaid immediately prior to the Closing (i) relating to any sale process in respect of a sale by any Group Company of its business or assets that preceded the negotiation and execution of this Agreement, (ii) in connection with the preparation, negotiation and execution of this Agreement, the other Transaction Documents and any other ancillary documents, and the performance and consummation of the transactions contemplated hereby and thereby, (iii) relating to any change of control or other similar bonus payments payable by any Group Company to employees, directors and consultants upon the consummation of the transactions completed hereby, or any other bonuses outside of the ordinary course of business payable by any Group Company to employees, directors and consultants, including any employer Tax obligations associated with each of the foregoing payments, (iv) the employer-related portion of all income, employment and withholding Taxes relating to the BSAs and the Cashed-out Options and (v) all employee withholding obligations related to all Options other than the BSPCEs, except, in the case of clauses (iv) and (v), to the extent any such withholding obligations have been satisfied by amounts withheld pursuant to clause 3.7.
"Transaction Information" has the meaning given to such term in clause 10.1.
"Transfer Taxes" shall mean all transfer, documentary, sales, use, stamp, registration, conveyance or similar Taxes or charges arising out of the transactions contemplated hereby and all charges for or in connection with the recording of any document, instrument or certificate contemplated hereby.
"Transferred Shares" has the meaning given to such term in the Preamble.
"Unresolved Indemnification Claims" has the meaning given to such term in clause 3.4(A).
"Warranties" means the representations and warranties made by the Sellers to the Purchaser pursuant to clauses 6.1 and 6.2.
"Working Capital" means the (i) the Group Companies' Reported Working Capital, less (ii) Working Capital Adjustments.
An illustrative calculation of Working Capital, together with a reconciliation to the Consolidated Financial Statements, is presented in Part 2 of Schedule 3.3 had the Closing Date been on 31 December 2017.
"Working Capital Adjustments" means the sum of:
(i)	loans from shareholders to any Group Company, if any;
(ii)
liabilities arising from or relating to any transactions related to the assignment of receivables or credits for financing purposes by the Group Companies to any third party, including factoring agreements and agreements made to pre-finance or finance research and development tax credits ("Receivable and Credit Financings"), if any;

(iii)	liabilities related to retirement and similar indemnities and long service medals or awards of the Group Companies;
(iv)	unpaid Transaction Expenses, if any;
(v)	any amounts related to the loans owed by each of Yann Perchec, Thibault Decaudain, Fabien Lerays and Benjamin Cadars to any Group Company; and
(vi)	any other non-recurring or exceptional item included in the Reported Working Capital, in each case to the extent such amount is included in Reported Working Capital.  For the avoidance of doubt, Working Capital Adjustments shall include any item included in Reported Working Capital but also included in the definition of Debt and any item included in Reported Working Capital but also in the definition of Transaction Expenses.
2.            Sale and Purchase of the Transferred Shares
2.1
Upon the terms and subject to the conditions set forth in this Agreement, the Purchaser shall purchase from each of the Sellers, and each of the Sellers shall sell to the Purchaser, on the Closing Date, all of their Transferred Shares, together with all rights, title or interests attached thereto free and clear of all Liens.  Payments of the purchase price for the Sellers' Transferred Shares to each of the Sellers will be made in U.S. Dollars under the terms and conditions of this Agreement either by Purchaser or by a paying agent designated by Purchaser and reasonably acceptable to Sellers.

2.2
Pursuant to the Short Form SPA, the Purchaser shall purchase from each of the Participating Employees, and each of the Participating Employees shall sell to the Purchaser, on the Closing Date, all of their Transferred Shares, together with all rights, title or interests attached thereto.  Payments of the purchase price for the Employees' Transferred Shares to each of the Participating Employees will be made in U.S. Dollars under the terms and conditions of this Agreement either by Purchaser or by a paying agent designated by Purchaser and reasonably acceptable to Sellers.

With respect to the payments made to Sellers and Participating Employees pursuant this clause 2, to the extent any Seller or Participating Employee makes a written request to the Purchaser or its designated paying agent, as applicable, to receive its payments in a currency other than U.S. Dollars, such requesting Seller or Participating Employee shall be solely liable for any cost or expense incurred in order to make such conversion from U.S. Dollars.
3.            Purchase Price – Payment
3.1	Purchase Price for the Transferred Shares
The aggregate consideration (the "Purchase Price") for the sale of the Transferred Shares shall be equal to US$300,000,000, as adjusted pursuant to clause 3.3, comprising:
(A)	the Estimated Adjusted Initial Cash Consideration;
(B)	the Stock Consideration to be delivered on the Closing Date except such Stock Consideration to be delivered to certain Sellers on such dates and in such amounts as set forth on Part 3 of Schedule (E);
(C)
US$50,000,000 (the "Deferred Cash Consideration"), to be paid on the first anniversary of the Closing Date, other than the portion of the Deferred Cash Consideration to be paid to the Designated Holder at a later time pursuant to Part 3 of Schedule (E), all of which shall be subject to set off against any amounts due to the Purchaser by the Sellers on the terms and subject to the conditions set forth in clause 3.3, and US$26,000,000 of which shall be subject to set off against any amounts due to the Purchaser by the Sellers on the terms and subject to the conditions set forth in clause 9;

(D)	the Restricted Stock Awards; and
(E)
the Aggregate Option Cash-Out Amount to be paid to the holders of Options (other than Exercised BSPCE), such payments to be made following the Closing to such holders of Options as set forth in the Pay-out Schedules of Schedule (E).

The Purchase Price shall be allocated among the Sellers, the Participating Employees, and the holders of Options (other than Exercised BSPCE) as set forth in Part 3 of Schedule (E) and Part 4 of Schedule (E).  Concurrently with the execution of this Agreement, the Pre-Closing Sellers' Agent will deliver an illustrative example (as of the date hereof) of the information and calculations in Schedule (E), including, without limitation, the information listed below.  Three (3) days prior to the Closing Date, the Pre-Closing Sellers' Agent will deliver a final version of Schedule (E) and certify that the information and calculations in Schedule (E) are true and correct as of such date of delivery, including, without limitation, the following information:
(i)
the share capital of the Company, including the name of each Seller and Participating Employee and the number of Existing Shares and Options held by each person (and a breakdown of such Existing Shares and Options);

(ii)	the allocation of the Purchase Price among the Sellers, the Participating Employees and the holders of Options;
(iii)	the allocation of Transferred Shares among the Sellers and the Participating Employees;
(iv)	the Pro Rata Portion for each Seller;
(v)	the amounts of cash and/or Stock Consideration to be delivered to each Seller and option holder, and the dates on which delivery shall occur;
(vi)	the portion of the Deferred Cash Consideration to be paid to each Seller and the date on which such payments shall be made;
(vii)	the jurisdiction of employer tax and withholding for each holder of Options; and
(viii)	each Seller's Bank Account and/or brokerage account.
Such certified and final version of Schedule (E) will replace the illustrative Schedule (E) delivered on the date hereof and be deemed Schedule (E) for all purposes of this Agreement.
3.2	Payment of the Estimated Adjusted Initial Cash Consideration and Stock Consideration on the Closing Date
(A)
At least three (3) Business Days before the Closing, the Pre-Closing Sellers' Agent shall prepare and deliver to Purchaser a statement (the "Estimated Closing Statement") setting forth its good faith estimates of Completion Working Capital (the "Estimated Completion Working Capital"), Completion Cash ("Estimated Completion Cash") and Completion Debt ("Estimated Completion Debt"), each as of the Closing, and a certificate of the VP of Finance of the Company that the Estimated Closing Statement was prepared in accordance with the Accounting Principles, except as otherwise provided therein.  The Estimated Closing Statement shall be in the form set out in Part 1 of Schedule 3.3 and incorporate separate statements in the form set out in Part 1 of Schedule 3.3 showing the calculation of the Completion Working Capital, Completion Cash and the Completion Debt.

(B)	On the Closing Date, the Purchaser shall pay the Estimated Adjusted Initial Cash Consideration and Stock Consideration (together, the "Initial Purchase Price") as follows:
(1)
the Purchaser shall issue the Stock Consideration to the Sellers designated in Part 3 of Schedule (E) and holders of Cashed-out Options designated in Part 4 of Schedule (E), free and clear of all Liens (other than arising under applicable securities Laws) to (i) each such Seller's United States based brokerage account or such other brokerage account in which the Purchaser could, without undue burden or effort, transfer such Stock Consideration, as designated by such Seller at least 3 days prior to the Closing Date or (ii) each Seller by having such Stock Consideration registered in such Seller's name directly on the Purchaser's books through its transfer agent; provided, that, a portion of the Stock Consideration payable to certain Sellers shall not be delivered on the Closing Date but shall be delivered to such Sellers on such future dates as indicated on such Schedule. Any fractional shares of Stock Consideration or Restricted Stock Awards to be delivered to any Seller pursuant to this Agreement shall be rounded down to the nearest whole share, and no Seller will be entitled to any further consideration for any such fractional shares.

(2)	the Purchaser shall pay:
-
an amount equal to the Estimated Adjusted Initial Cash Consideration minus the aggregate amount of the exercise prices to be paid to the Company in relation to the Exercised BSPCE (the "Exercise Price") by wire transfer of immediately available funds to the Sellers' bank accounts as set forth in Part 3 of Schedule (E) (collectively, the "Sellers' Bank Accounts" and each, a "Seller Bank Account"); and

-
the Exercise Price by wire transfer in immediately available funds to the Company Bank Account; provided, that, notwithstanding anything to the contrary contained herein, although the Exercise Price to be delivered is determined in U.S. Dollars on Schedule (E), the Exercise Price shall be paid in Euros (it being understood that the Exercise Price shall remain in the Company Bank Account through the Closing).

(C)	On the Closing Date, the Purchaser shall issue the Restricted Stock Awards to the Designated Holder, subject to the terms and conditions of the Award Agreement.
(D)
The receipt of the Estimated Adjusted Initial Cash Consideration in accordance with clause 3.2(B)(2) into the Sellers' Bank Accounts and the Company Bank Account and the issue of the Stock Consideration to the designated Sellers as set forth in clause 3.2(B)(1) shall constitute a valid discharge of the Purchaser's obligations to pay the Initial Purchase Price pursuant to this Agreement, other than the Purchaser's obligation to deliver the deferred Stock Consideration set forth in Part 3 of Schedule (E).  The receipt of the Restricted Stock Awards by the Designated Holder shall constitute a valid discharge of the Purchaser's obligation to purchase the Designated BSPCE.  The Purchaser shall have no liability as regards the allocation of the Initial Purchase Price between the Sellers.

3.3	Estimated Adjusted Initial Cash Consideration Adjustment
(A)	[Reserved].
(B)
The Adjusted Initial Cash Consideration shall be calculated after the Closing Date on the basis set out in clauses 3.3(C) to 3.3(O).  Any payment required to be made under clause 3.3(L) shall be treated as adjusting the Estimated Adjusted Cash Consideration and consequently the Purchase Price.  The Adjusted Initial Cash Consideration shall be adopted for all Tax reporting purposes.

(C)
The Purchaser shall, or shall procure that the Purchaser's accountants shall, after Closing prepare a combined balance sheet of the Group Companies as of the Closing Date and a written statement setting out calculation of (i) the Completion Working Capital, (ii) the Completion Cash, (iii) the Completion Debt and (iv) the Adjusted Initial Cash Consideration, in each case determined as at the Closing Date and in accordance with the principles applied in preparing the Estimated Closing Statement (including, as applicable, the Accounting Principles) (the "Closing Statement").  The Closing Statement shall be in the form set out in Part 1 of Schedule 3.3 and incorporate separate statements in the form set out in Part 1 of Schedule 3.3 showing the calculation of the Completion Working Capital, the Completion Cash, the Completion Debt and the Adjusted Initial Cash Consideration.  The Purchaser shall deliver the draft Closing Statement to the Sellers' Agent within 45 Business Days after Closing.

(D)
In determining which items and amounts are to be included in the Closing Statement, the principles applied in preparing the Estimated Closing Statement (including, as applicable, the Accounting Principles) shall apply.

(E)
The Sellers' Agent shall notify the Purchaser in writing (a "Closing Statement Notice") within 30 Business Days after receipt of the Closing Statement whether or not it accepts the draft Closing Statement for the purposes of this Agreement.  If the Sellers' Agent does not accept the draft Closing Statement, the Closing Statement Notice shall set out the Sellers' Agent's reasons for such non-acceptance and specify the adjustments which, in the Sellers' Agent's opinion, should be made to the draft Closing Statement in order for it to comply with the requirements of this Agreement.  Except for the matters specifically set out in the Closing Statement Notice, the Sellers' Agent shall be deemed to have agreed to the draft Closing Statement in full upon the expiration of such 30 Business Day period.

(F)
If the Sellers' Agent serves a Closing Statement Notice in accordance with clause 3.3(E), stating in the Closing Statement Notice that the Sellers' Agent does not accept the Closing Statement in whole or in part, the Sellers' Agent and the Purchaser shall use all commercially reasonable efforts to meet and discuss the objections of the Sellers' Agent and to agree the adjustments (if any) required to be made to the draft Closing Statement, in each case within 30 Business Days after receipt by the Purchaser of the Closing Statement Notice, or such longer period as Purchaser and Sellers' Agent may agree in writing.

(G)
If the Sellers' Agent is satisfied with the draft Closing Statement (either as originally submitted or after adjustments agreed between the Sellers' Agent and the Purchaser pursuant to clause 3.3(F)) or if the Sellers' Agent fails to give a valid Closing Statement Notice within the 30 Business Day period referred to in clause 3.3(E), then the draft Closing Statement (incorporating any agreed adjustments) shall constitute the Closing Statement for the purposes of this Agreement.

(H)
If the Sellers' Agent and the Purchaser do not reach agreement within 30 Business Days after receipt by the Purchaser of the Closing Statement Notice, or such longer period as the Purchaser and the Sellers' Agent may agree in writing, then the matters in dispute shall be referred (on the application of either of the Sellers' Agent or the Purchaser) for determination by either Ernst & Young LLP or Grant Thornton LLP as the Sellers' Agent and the Purchaser shall agree or, failing agreement within five (5) Business Days from the expiry of the aforementioned 30 Business Day period, by the expert appointed by the President of the Commercial Court of Paris ruling in summary form (statuant en référé), such ruling being unchallengeable in appeal (the "Firm").  For the avoidance of doubt, only those items or amounts specified in the Closing Statement Notice shall be treated as being in dispute (the "Disputed Items") and no amendment may be made by either Party, or the Firm appointed pursuant to this clause 3.3(H), to any items or amounts which are not Disputed Items.  The Firm shall be requested to make its decision within forty (40) Business Days of confirmation and acknowledgement by the Firm of its appointment (or such later date as the Sellers' Agent, the Purchaser and the Firm agree in writing).  The following provisions shall apply once the Firm has been appointed:

(1)
the Sellers' Agent and the Purchaser shall each prepare a written statement within 10 Business Days after the Firm's appointment on the matters in dispute, which (together with the relevant supporting documents) shall be submitted to the Firm for determination and copied at the same time to the other Parties;

(2)
following delivery of their respective submissions, the Purchaser and the Sellers' Agent shall each have the opportunity to comment once only on the other Parties' submissions by written comment delivered to the Firm not later than 5 Business Days after receipt of the other Parties' submissions and, thereafter, neither the Sellers' Agent nor the Purchaser shall be entitled to make further statements or submissions except insofar as the Firm so requests (in which case it shall, on each occasion, give each other Party (unless otherwise directed) 5 Business Days to respond to any statements or submission so made);

(3)	the Firm shall, in resolving the Disputed Items, adopt a position within the range disputed by Purchaser and Sellers' Agent on each Disputed Item;
(4)
in giving its determination, the Firm shall state what adjustments (if any) are necessary, solely for the purposes of this Agreement, to the draft Closing Statement in respect of the Disputed Items in order to comply with the requirements of this Agreement and to determine finally the Closing Statement;

(5)
the Firm shall, in accordance with Article 1592 of the French Civil Code (Code civil), act as an expert (and not as an arbitrator) in making its determination which shall, in the absence of manifest error, be final and binding on the Parties and, without prejudice to any other rights which they may respectively have under this Agreement, the Parties expressly waive, to the extent permitted by law, any rights of recourse they may otherwise have to challenge it;

(6)
in making its determination, the Firm shall apply the Accounting Principles and the definitions provided under this Agreement and shall limit its determination to the correct calculation of the Disputed Items.

(I)
The Sellers' Agent (on behalf of the Sellers) and the Purchaser shall be responsible for their own costs in connection with the preparation, review and agreement or determination of the Closing Statement.  The Firm will determine the proportion of its fees and expenses to be paid by the Sellers' Agent (on behalf of the Sellers), on the one hand, and the Purchaser, on the other hand, based on the degree to which the Firm has accepted the positions of the respective parties.

(J)
To enable the Sellers' Agent to meet its obligations under this clause 3.3, the Purchaser shall provide to the Sellers' accountants reasonable access to the relevant books and records, employees and premises of the Group Companies.

(K)
When the Closing Statement has been agreed or determined in accordance with the preceding clauses, then the amounts shown in the Closing Statement as being the Completion Working Capital, the Completion Cash and the Completion Debt shall be final and binding on the Parties for the purposes of this Agreement.

(L)
When the Closing Statement has been finally agreed or determined in accordance with clauses 3.3(A) to 3.3(K) (inclusive), the following adjustments shall be made to the Estimated Adjusted Initial Cash Consideration:

(1)
If the Adjusted Initial Cash Consideration is greater than the Estimated Adjusted Initial Cash Consideration, then the Purchaser shall pay an amount to each Seller in accordance with such Seller's Pro Rata Portion of such excess; and

(2)
if the Adjusted Initial Cash Consideration is less than the Estimated Adjusted Initial Cash Consideration, then an amount equal to that shortfall shall first be set-off against the Deferred Cash Consideration and, to the extent that the shortfall exceeds the Deferred Cash Consideration, the Sellers shall pay an amount equal to that excess to the Purchaser in cash (each Seller being responsible for payment only of such Seller's Pro Rata Portion of such excess).

(M)	A sample calculation of the Completion Working Capital, the Completion Cash, the Completion Debt and the Adjusted Initial Cash Consideration is set out in Part 2 of Schedule 3.3.
(N)
Whichever of the Sellers or the Purchaser has any payment obligation under clause 3.3(L) (after any set-off against the Deferred Cash Consideration) shall make the applicable payment(s) on the later of (i) the first anniversary of the Closing Date and (ii) five (5) Business Days after the date on which the Closing Statement is agreed or otherwise final and binding on the Parties.

(O)
Any payment made under clause 3.3(N) shall be deemed to constitute an adjustment to the portion of the Purchase Price received by the Sellers and the Parties agree to treat any such payment as such for all Tax, accounting and financial reporting purposes.

3.4	Payment of the Deferred Cash Consideration
(A)
On the first anniversary of the Closing Date (or the next following Business Day, if such first anniversary date is not a Business Day), the Purchaser shall pay the Deferred Cash Consideration by wire transfer in immediately available funds to the Sellers' Bank Accounts in accordance with each such Sellers' Pro Rata Portion less (i) the aggregate amount of all Claims that are the subject of a Notice of Claim that have not previously been resolved or satisfied in accordance with clause 9; provided, that such amount shall in no event exceed $26,000,000 ("Unresolved Indemnification Claims") and (ii) the amount of any set-off under clause 3.4(B).  After the resolution of each Unresolved Indemnification Claim, any remaining portion of the Deferred Cash Consideration not distributed to the Sellers' Bank Accounts and not subject to other Unresolved Indemnification Claims shall be released by wire transfer promptly thereafter to the Sellers' Bank Accounts.

(B)
The Purchaser shall be entitled to set-off against the Deferred Cash Consideration any amount due to it by the Sellers or claimed in good faith by the Purchaser to be due on the terms and subject to the conditions set forth in clause 3.3.

(C)
To the extent that any Unresolved Indemnification Claim is resolved in favor of the Sellers, the portion of the Deferred Cash Consideration to be paid by the Purchaser to the Sellers upon resolution of such Unresolved Indemnification Claim shall be increased by an interest rate of 1% per annum, as from the date of the Notice of Claim relating to such Unresolved Indemnification Claim.

(D)	If the Purchaser fails to timely pay the Deferred Cash Consideration in accordance with this Agreement, the parties hereto agree to discuss in good faith the resolution of the same.
3.5	Treatment of Options
(A)
Each Option, other than the Exercised BSPCE and the Designated BSPCE, that is outstanding immediately prior to the Closing, whether or not then vested or exercisable, shall be waived at and as of the Closing and, in exchange of which, the holder of such Option shall be entitled to receive the amount of cash and Stock Consideration set forth opposite such holder's name in Part 4 of Schedule (E).  The aggregate amount of all such cash payments is herein referred to as the "Aggregate Option Cash-out Amount".  The Company will be deemed to cash-out all Option holders on surrender of all Options prior to the Closing; provided, that such payments shall be made following the Closing in accordance with clause 3.1(E).

(B)
All Options, other than the Exercised BSPCE and the Designated BSPCE, that are outstanding as of immediately prior to the Closing shall be deemed to be cancelled, surrendered and settled in full as of the Closing, whether or not any payment is required to be made in respect of any such Option as determined in accordance with the terms of this Agreement and the applicable agreement governing such Option.

(C)	The Designated BSPCE shall be deemed to have been waived in exchange for the Designated Holder receiving the Restricted Stock Awards.
3.6	Resale Shelf Registration Statement
(A)
Each Seller understands that, on the Closing Date, the offering of the Stock Consideration will not be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act") and, accordingly, before the Registration Statement becomes effective, the Stock Consideration may not be offered within the United States unless pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and shall be characterized as "restricted securities" under the Securities Act.

(B)
The Parties agree that the registration of the Stock Consideration shall be covered by a customary registration rights agreement (the "Registration Rights Agreement" or "RRA"), attached in the agreed form as Schedule 3.6(B).  For the avoidance of doubt, the Registration Rights Agreement shall not cover the Restricted Stock Awards.

3.7	Withholding Tax
Each of the Purchaser, any of its Affiliates and the Company (including the Group Companies) shall be entitled to deduct and withhold from any amounts payable to any Person pursuant to this Agreement or any other Transaction Document such amounts as are required to be deducted or withheld with respect to such payment under any provision of any Tax Law.  To the extent that amounts are so properly withheld or deducted and remitted to the applicable Tax Authority, such withheld or deducted amounts shall be treated for all purposes of this Agreement or any other Transaction Document as having been paid to such Person as the remainder of the payment in respect of which such deduction and withholding were made.  The Purchaser shall use commercially reasonable efforts to cooperate with Sellers in order to reduce or eliminate any such withholding, including by requesting appropriate Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the Sellers; provided that any decision as to whether withholding is required shall be made at the sole decision of Purchaser in accordance with applicable law.
4.            Conditions Precedent – right to terminate
4.1
The obligation of the Purchaser to consummate the Transaction is subject to the satisfaction or waiver of the following conditions precedent on or prior to the Closing Date (the "Purchaser Conditions Precedent"):

(A)
the Fundamental Warranties, the Tax Warranties and the IP Warranties being true and accurate in all material respects (disregarding for such purpose any materiality qualifications contained therein), and all other Warranties being true and accurate except for such failure which has not had a Material Adverse Effect (disregarding for such purpose any materiality qualifiers contained therein), in each case as of the date of this Agreement and as of the Closing Date by reference to the facts and circumstances then existing (except for such Warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date);

(B)	there having been no event, circumstance, condition, effect or fact occurring prior to the Closing Date which has resulted or will result in a Material Adverse Effect; and
(C)	the Estimated Completion Working Capital shall not be less than $(24,000,000); and the Estimated Completion Debt shall not be greater than $35,000,000.
4.2
The obligation of the Sellers to consummate the Transaction is subject to the satisfaction or waiver of the following conditions precedent on or prior to the Closing Date (the "Sellers Conditions Precedent" and, together with the Purchaser Conditions Precedent, the "Conditions Precedent"):

(A)	there having been no event, circumstance, condition, effect or fact occurring prior to the Closing Date which has resulted in a Purchaser Material Adverse Effect; and
(B)	the Purchaser not being in material breach of any of its obligations under this Agreement, any other Transaction Document or any other ancillary agreement.
4.3
The Purchaser Conditions Precedent set forth in clause 4.1 may be expressly waived in a written instrument executed by the Purchaser and notified to the Pre-Closing Sellers' Agent, provided that such waiver shall not also be deemed a waiver of any claim by the Purchaser for any remedy other than the Purchaser's right to claim damages either before or after Closing that it would otherwise have as a result of the failure to satisfy such Condition Precedent, and in particular specific performance (exécution forcée en nature) and the other remedies under clause 4.6.  The Sellers Conditions Precedent set forth in clause 4.2 may be expressly waived in a written instrument executed by the Pre-Sellers Closing Agent and notified to the Purchaser.

4.4
The Parties agree to cooperate and to diligently proceed with any actions required and more generally to do whatever is or would be necessary in order to give effect to the provisions and purposes of this Agreement and the transactions contemplated hereby and to ensure the satisfaction of the Conditions Precedent on or before the Long Stop Date.  The Purchaser and the Sellers shall keep the other reasonably informed of the status of these actions and give the other written notice of the satisfaction of any such Conditions Precedent within five (5) Business Days of becoming aware of the same.

4.5
If one or more of the Purchaser Conditions Precedent have not been satisfied or waived by the Purchaser, or if one or more of the Sellers Conditions Precedent have not been satisfied or waived by the Pre-Closing Sellers' Agent, on or before November 30, 2018 at midnight CET (the "Long Stop Date", as the same may be extended in accordance with the following provisions of this clause 4.5) then, subject to the following provisions of this clause 4.5, the Company, in the case of non-satisfaction of the Purchaser Conditions Precedent, or the Purchaser, in the case of non-satisfaction of the Sellers Conditions Precedent, shall have the right to terminate this Agreement (provided that clauses 10 to 16 shall continue to apply notwithstanding such termination).  If on the Long Stop Date the Sellers or the Company are, or the Purchaser is, in breach of any of their or its obligations under this Agreement, then the non-breaching party, shall have the right by notice to the breaching party extend the Long Stop Date by thirty (30) Business Days in which case the aforementioned right to terminate this Agreement shall not be exercisable by the Pre-Closing Sellers' Agent or the Purchaser until that later date.

4.6
If the Sellers' undertaking to complete the Transaction is not complied with on or prior to the Long Stop Date, despite the satisfaction or waiver of the Sellers Conditions Precedent, the Purchaser may (so long as the Purchaser is not in material breach hereunder):

(A)	defer Closing to a date not more than twenty (20) Business Days after the date on which Closing should have occurred; or
(B)
proceed to Closing so far as practicable by way of specific performance (exécution forcée en nature) in accordance with the terms of Articles 1217 and 1221 of the French Civil Code (Code civil), without prejudice to the Purchaser's right to claim damages; or

(C)
terminate this Agreement, without prejudice to the Purchaser's right to claim damages for breaches of any Seller's agreements or covenants prior to such termination or any injunctive relief or remedy with respect thereto.

4.7
The Purchaser may terminate this Agreement (other than clauses 10 to 16 which shall survive termination) by notice to the Pre-Closing Sellers' Agent at any time before Closing in the event of a third party claim that has not been dismissed following commercially reasonable efforts by the Purchaser within five (5) Business Days after having been asserted against the Purchaser or any of its Affiliates or against any Group Company in relation to an Acquisition Proposal.  If the Purchaser terminates this Agreement under this clause 4.7, no Party (nor any of its Affiliates) shall have any claim of any nature against the other Parties (or any of their Affiliates) under this Agreement except in respect of any rights and liabilities which have accrued before termination.  The Sellers and the Company undertake to disclose promptly to the Purchaser in writing any breach, matter, event, condition, circumstance or fact of which any of them is or becomes aware that gives rise or may reasonably be expected to give rise to a right of termination under this clause 4.7.

4.8
If the Purchaser's undertaking to complete the Transaction is not complied with on or prior to the Long Stop Date, despite the satisfaction or waiver of the Purchaser Conditions Precedent, the Pre-Closing Sellers' Agent may (so long as the Sellers are not in material breach hereunder):

(A)
proceed to Closing so far as practicable by way of specific performance (exécution forcée en nature) in accordance with the terms of Articles 1217 and 1221 of the French Civil Code (Code civil), without prejudice to the Pre-Closing Sellers' Agent's right to claim damages; or

(B)	terminate this Agreement pursuant to clause 4.5.
4.9
In the event of the termination of this Agreement pursuant to clause 4, there shall be no further obligation or liability on the part of any party hereto, except with respect to breaches of this Agreement prior to its termination; provided that nothing herein shall relieve any party from liability for fraud and provided, further, that the provisions of this clause 4.9 and clauses 10 through 16 shall remain in full force and effect.

5.            Closing
5.1	Closing Date
(A)	The Closing shall take place in the offices of FTPA Avocats in Paris, France:
(1)
on July 27, 2018 provided that the Conditions Precedent set forth in clause 4.1 and clause 4.2 have been satisfied or waived on or before that date or, if not, on the fifth (5th) Business Day as from the date of satisfaction or waiver by the Purchaser of the last of the Conditions Precedent set forth in clause 4.1 and 4.2; or

(2)	on any other date as mutually agreed upon by the Purchaser and the Company.
(B)	The date on which the Closing shall take place in accordance with clause 5.1(A) is referred to in this Agreement as the "Closing Date".
5.2	Actions to be taken on the Closing Date
(A)
On the Closing Date, the Parties shall proceed as follows, it being understood that all actions to be taken and all documents to be executed and delivered by the Parties on the Closing Date shall be deemed to have been taken and executed simultaneously, and no such actions shall be deemed taken nor any such documents deemed executed or delivered until all have been taken, executed and delivered.

(B)	The Sellers shall deliver, or cause to be delivered, to the Purchaser:
(1)
one (1) original of the minutes of the resolutions of the shareholders of the Company, approving (x) the conversion of the Preferred Shares into ordinary shares, (y) the sale of the Transferred Shares and (z) the terms of this Agreement;

(2)
one (1) original of the minutes of the resolutions of each category of holders of Preferred Shares deciding the conversion of the Preferred Shares into ordinary shares and one (1) original of the minutes of the resolutions of the board of the Company, approving (x) the sale of the Transferred Shares and (y) the terms of this Agreement, which can be executed electronically;

(3)	one (1) original of the release of the pledges on Jonathan Benhamou's and Clément Buyse's Transferred Shares;
(4)
one (1) original of each of the letters from Yann Perchec, Thibault Decaudain, Fabien Lerays and Benjamin Cadars, requiring the Purchaser to repay on their behalf the loans granted by the Company, executed electronically;

(5)
one (1) original or copy of each document required to terminate the contracts listed in Schedule 6.2(P)(1), excluding the loans granted by the Company to Yann Perchec, Thibault Decaudain, Fabien Lerays and Benjamin Cadars, which shall be repaid on the Closing Date;

(6)	one (1) original of the waiver letter by Banque Populaire of its rights to request full repayment of the EUR 1,000,000 loan as a result of the Transaction;
(7)
one (1) original of the release letter by Arkea relating to the pledge of business as a going concern granted by the Company in the context of the €300,000 loan agreement between the Company and Arkea;

(8)	one (1) copy of the Owned Software Documentation (in some combination of paper or electronic form);
(9)
one (1) certified copy of the document identified as the Employee Data Privacy Policy, drafted in accordance with articles 13 and 14 of the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016, delivered to Employees in relation to the processing of their personal data by the relevant Group Company;

(10)
one (1) original of the share transfer form (ordre de mouvement) in favor of the Purchaser duly executed by each Seller and each Participating Employee in respect of its Transferred Shares as set forth in Part 3 of Schedule (E);

(11)	three (3) originals of the tax form for registration purposes (acte reitératif) duly executed by each Seller relating to the transfer of its Transferred Shares;
(12)	one (1) original of each exercise letter (déclaration d'exercice) duly signed by each of the BSPCE Holders exercising the BSPCE that it holds;
(13)	one (1) original of each letter duly signed by each of the BSPCE Holders instructing the Purchaser to pay the Exercise Price to the Company on its behalf;
(14)	one (1) original of the decision of the President of the Company acknowledging the exercise of the Exercised BSPCE and the implementation of the resulting share capital increase;
(15)
one (1) original of each of the letters issued by the Cashed-out Options holders acknowledging the waiver and payment of the Cashed-out Options, such letters to include, as regards to the BSA holders only (except the BSA holders set forth on Schedule 5.2(B)(15)), a statement to the Company that they are not and, since the date of subscription of the BSA, have not been resident in France for Tax purposes;

(16)
one (1) original of the certificate confirming that (i) the Warranties set forth in clause 6.2 hereunder are still in effect, true and correct and complete in all material respects as of the Closing Date, subject to any update made under clause 8.8 executed by the Pre-Closing Sellers' Agent and (ii) the conditions precedent specified in clause 4.1 are satisfied in all respects;

(17)	three (3) originals of each Short Form SPA duly executed by the Participating Employees relating to the transfer of the Employees' Transferred Shares;
(18)
one (1) certified copy of the addendum in the form set out in Schedule 5.2(B)(18) in relation to the termination of the Company's shareholders' agreement dated September 29, 2015 and that can be signed electronically between the parties who have signed it or have adhered to it;

(19)	one (1) original of the Non-Competition Agreement entered into between the Purchaser and Jonathan Benhamou duly executed by him;
(20)	one (1) original of the Non-Competition Agreement entered into between the Purchaser and Clément Buyse duly executed by him;
(21)
one (1) original of the resignation letter duly executed by each person listed in Schedule 5.2(B)(21) pursuant to which such person resigns from his or her position as director and/or officer of any of the Company or any Subsidiary with effect on and from the Closing Date and without any compensation being payable by the Purchaser, the Company or any Subsidiary, including for loss of office;

(22)	one (1) duly executed original of the resignation letter of Jonathan Benhamou as an employee of the Company;
(23)
one (1) original of the employment contract to be entered into among Clément Buyse and the Company, which shall supersede his current employment contract, duly executed by him and one (1) original of the employment offer by the Purchaser to Jonathan Benhamou, duly executed by him;

(24)	one (1) original of the RRA duly executed by each Seller;
(25)
one (1) copy of the assignment agreement entered into between LibreGerbil and the Company whereby LibreGerbil assigns to the Company all its intellectual rights in the software developments made by LibreGerbil on behalf of the Company; and

(26)            one (1) copy of each of the Non-Hire Agreements.
(C)
The Sellers shall deliver, or cause to be delivered, to the Purchaser the up-to-date (as of the Closing Date) originals of (i) the share transfer register (registre des mouvements de titres) of the Company, showing the Purchaser as the owner of the Transferred Shares and (ii) the shareholders' individual accounts (comptes d'actionnaires) of the Company.

(D)	The Company shall use its commercially reasonable efforts to deliver, or cause to be delivered, to the Purchaser:
(1)
one (1) copy of the written consent by BNP Paribas to the pledge granted by the Company to Arkea and related documentation (i.e. copy of the notification to BNP Paribas of the pledge granted to Arkea and related evidence of receipt);

(2)	one (1) original of each amendment to the employment agreements (in a separate agreement) entered into with the employees listed in Schedule 5.2(D)(2) containing variable remuneration provisions;
(3)
one (1) copy of the notification to BNP Paribas of the contemplated Transaction and related evidence of receipt in accordance with the provisions of the EUR 1,000,000 loan agreement between BNP Paribas and the Company; and

(4)
one (1) copy of a written confirmation from Crédit Lyonnais that the representation according which the business of the Company is not pledged provided in the EUR 1,000,000 loan agreement entered into between Crédit Lyonnais and the Company is a mistake and is not therefore tantamount to an event of default under such loan.

(E)	The Purchaser shall:
(1)	pay the Estimated Adjusted Initial Cash Consideration in accordance with clause 3.2;
(2)	issue the Stock Consideration to the Sellers and holders of Cashed-out Options in accordance with clause 3.2;
(3)	issue the Restricted Stock Awards to the Designated Holder pursuant to the terms and conditions of the Award Agreement;
(4)
deliver, or cause to be delivered, to the Company the Short Form SPA duly executed by the Purchaser relating to the transfer of the Employees' Transferred Shares and pay the purchase price for the Employees' Transferred Shares (net of the Exercise Price);

(5)	deliver, or cause to be delivered, to the Company one (1) original of tax form for registration purposes (acte reitératif) duly executed by the Purchaser;
(6)
deliver, or cause to be delivered, one (1) original of the certificate confirming that (i) the representations and warranties set forth in clause 7 hereunder are still in effect, true and correct and complete in all material respects as of the Closing Date and (ii) the conditions precedent specified in clause 4.2 are satisfied in all respects, executed by the Purchaser; and

(7)	deliver, or cause to be delivered, to the Company one (1) original of the RRA duly executed by the Purchaser.
(F)
The performance by the Purchaser of its obligations under clause 5.2(E) shall cause title to the Transferred Shares to transfer to the Purchaser.  The Sellers' sole remedy for any failure by the Purchaser to pay the Deferred Cash Consideration or the excess of the Adjusted Initial Cash Consideration over the Estimated Adjusted Initial Cash Consideration pursuant to clause 3.3 as and when the same fall due shall be, at the Sellers' Agent's option, a claim in damages or specific performance (exécution forcée en nature).

(G)
Each of the Parties shall further execute all other documents and take all necessary measures which any of the Parties may reasonably require of the other Parties in order to implement the transactions contemplated in this Agreement and the other Transaction Documents.

6.            Representations and Warranties of the Sellers
6.1	Representations by each Seller individually
Each of the Sellers hereby represents and warrants to the Purchaser (only as to itself and only as to the Transferred Shares that it owns) as of the date hereof and as of the Closing Date (except for such representations which are expressly made as of the date hereof or as of a specific date and are therefore made on such date only), as set forth below.
(A)	Organization and existence of the Sellers; power and authority; binding effect
(1)
Each of the Sellers that is not an individual is an Entity duly incorporated and validly existing under the Laws of the jurisdiction in which it has been incorporated or operates and is not subject to any Insolvency Proceedings.  Each of the Sellers is fully empowered to execute and perform this Agreement and to carry out the Transaction contemplated hereby.

(2)
This Agreement has been duly executed by each of the Sellers and (assuming due authorization and execution by the Purchaser) is the valid and binding obligation of each of the Sellers, enforceable against each of the Sellers in accordance with its terms.

(3)
The execution and performance of this Agreement by each of the Sellers do not and will not violate, conflict with or result in a breach of its by-laws (as regards each Seller that is not an individual) or conflict with or violate any Law applicable to each of the Sellers.

(B)	Governmental consents and approvals
Except as set forth in this Agreement, no Authorization from, filing with or notification to, any Governmental Authority is required to be made or obtained by any Seller prior to, or as a condition of, the execution or performance of this Agreement.
(C)	Transferred Shares
Each of the Sellers has full and valid title to the Transferred Shares, which shall be fully paid up on the Closing Date, and are free and clear of all Liens, so that each of the Sellers can dispose of such Transferred Shares without restriction.
There is no dispute concerning the title to any of the Transferred Shares and no other person has claimed to have title to the same or to be entitled to any interest therein and there is no litigation, arbitration or other proceedings relating to the title to such Transferred Shares.  To the Sellers' knowledge, there are no matters likely to give rise to any such dispute, proceedings or claim.
(D)	Stock Consideration
Each Seller receiving Stock Consideration represents and warrants that:
(1)
such Seller (A) is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments such as would be involved in making a decision to accept the Stock Consideration in the manner contemplated by this Agreement, (B) has the knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Stock Consideration, and such Seller's financial situation is such that such Seller can afford to bear the economic risks of holding the Stock Consideration for an indefinite period of time and suffer complete loss of the investment, (C) has requested, received, reviewed and considered all information it deems relevant in making an informed decision to acquire the Stock Consideration, (D) has, in connection with its decision to acquire the Stock Consideration, relied solely upon an independent investigation made by such Seller and its advisors and the representations and warranties of Purchaser contained herein, and (E) is acquiring the Stock Consideration hereunder solely for its own account and not with a view to, or for resale in connection with, any distribution or disposition thereof other than pursuant to an exemption under the Securities Act or any other applicable securities Laws;

(2)
such Seller, to the extent he, she or it resides in the United States, has determined it is an "accredited investor" within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act;

(3)
such Seller understands that the Stock Consideration is being offered and transferred or issued to such Seller in reliance upon specific exemptions from the registration requirements of the Securities Act and the rules and regulations promulgated thereunder and Purchaser is relying upon the truth and accuracy of, and such Seller's compliance with, the representations, warranties, agreements, and acknowledgments of such Seller;

(4)
other than pursuant to the RRA, such Seller acknowledges that the Stock Consideration to be delivered to it under this Agreement will not, at the time of delivery, or at any time in the future, be registered under the Securities Act or under the securities Laws of any province, state or other jurisdiction by Purchaser.  Such Seller further acknowledges that the Stock Consideration issued under this Agreement will be "restricted securities" (as defined in Rule 144 under the Securities Act) and may not be sold or transferred, except in accordance with the terms of the legend set forth below.  Such Seller acknowledges that any certificate or certificates evidencing the Stock Consideration issued hereunder will bear a legend substantially to the effect set forth below and that a stop transfer order may be placed with respect thereto;

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE SECURITIES LAWS OF ANY JURISDICTION AND MAY NOT BE SOLD, ASSIGNED OR TRANSFERRED UNLESS (A) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND SUCH APPLICABLE SECURITIES LAWS SHALL BE EFFECTIVE WITH REGARD THERETO OR (B) THE SHARES ARE PERMITTED TO BE RESOLD UNDER RULE 144 OR (C) IN THE OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE REASONABLY ACCEPTABLE TO THE ULTIMATE SOFTWARE GROUP, INC., REGISTRATION UNDER SUCH SECURITIES ACT AND SUCH APPLICABLE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER."
(5)
such Seller represents and warrants to Purchaser that it will not, directly or indirectly, offer, sell, pledge, sell short, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire) the Stock Consideration except in compliance with the applicable Laws.

6.2	Representations by the Sellers
Except as disclosed in the corresponding clause or subsection of the Disclosure Schedules delivered by the Sellers to the Purchaser as of the date of this Agreement, the Sellers hereby represent and warrant to the Purchaser, as of the date hereof and as of the Closing Date (except for such representations which are expressly made as of the date hereof or as of the Closing Date and are therefore made on such date only), as set forth below.  The Disclosure Schedules will be arranged in subsections corresponding to the subsections contained in this clause 6.2, and the disclosure in any such subsection of the Disclosure Schedules shall be deemed to be disclosed and incorporated in each other subsection of the Disclosure Schedules to the extent its applicability to such other subsection is reasonably apparent on its face.
(A)	Organization; power
(1)
Each Group Company is duly organized, validly existing and, where such concept is recognized, in good standing under the Laws of its jurisdiction of incorporation and has all necessary corporate power and authority to own or lease all of its assets and to carry on its business as currently being carried out.

(2)	The Group Companies are not subject to any Insolvency Proceedings.
(B)	Share capital of the Company
(1)	The Transferred Shares have been duly and validly issued and are fully paid up.
(2)	As of the date hereof, the Existing Shares comprise one hundred per cent (100%) of the issued share capital of the Company.
(3)
On the Closing Date, the Transferred Shares will comprise one hundred per cent (100%) of the issued share capital of the Company.  All of the shares in the issued share capital of the Company are owned and registered as set out in Part 1 of Schedule (E), are fully paid and free and clear from any Liens other than as set forth on Schedule 6.2(B)(3).

(4)
On the Closing Date and following the exercise of the Exercised BSPCE, there are no outstanding options, warrants, bonds, Securities, financial instruments or other rights obligating the Company to issue shares or other Securities of any nature giving rise to a right over, or an interest in, the share capital of the Company.

(5)
Upon consummation of the transactions contemplated to occur on the Closing Date pursuant to this Agreement and the other Transaction Documents, the Purchaser shall own all of the share capital of the Company, free and clear of all Liens, and no other Person shall have any right, title or interest in any revenue or profits of the Company.

(C)	Subsidiaries and branches
(1)
Schedule 6.2(C) sets forth branches of the Group Companies and for each Group Company its corporate name, corporate form, jurisdiction of incorporation, nominal amount of share capital, number of shares and ownership of such shares as of the date hereof.  Such details are true and accurate.

(2)
All the shares of each Group Company are duly and validly issued, fully paid up and are validly and directly owned by the Company as shown in Schedule 6.2(C), free and clear of all Liens, and there is no dispute concerning the title to the shares of each Group Company or in relation to the forced sale of the shares of any Group Company, and no other person has claimed to have title to the same or to be entitled to any interest therein.

(3)
There are no outstanding options, warrants, bonds, Securities, financial instruments or other rights obligating a Group Company to issue shares or other Securities of any nature giving rise to a right over, or an interest in, its or another Group Company's share capital.

(4)
Other than the Subsidiaries, there are no other corporations, partnerships, joint ventures, trust arrangements or similar arrangements, or other Entities in which any Group Company owns or has agreed to purchase, any shares or any direct or indirect equity interest or of which any Group Company is a member.

(D)	Consolidated Financial Statements and off balance sheet liabilities
(1)
The Consolidated Financial Statements have been prepared in accordance with the Accounting Principles so as to give a true and fair view of the financial position of the Group Companies as at the end of the last financial year and of the results of operations of the Group Companies during that financial year.

(2)
The Reference Date Accounts have been prepared from, and are in accordance with, the books and records of the respective Group Companies, which books and records are maintained in accordance with the Accounting Principles consistently applied throughout the periods indicated, and such books and records have been maintained on a basis consistent with the past practice of the Group Companies.  Each of the balance sheets included in such Reference Date Accounts (including the related notes and schedules) fairly presents the financial position of each of the Group Companies as of the date of such balance sheet, and each of the statements of income and retained earnings included in such Reference Date Accounts (including any related notes and schedules) fairly presents the results of operations of each of the Group Companies for the periods set forth therein, in each case in accordance with the Accounting Principles consistently applied during the periods involved.

(3)	Except as set forth on Schedule 6.2(D)(3), there are no material off balance sheet liabilities of any Group Company other than those identified in the notes to the Reference Date Accounts.
(4)
A list of all existing loan agreements and other facilities of the Group Companies is set out in Schedule 6.2(D)(4).  None of the Group Companies is in breach of or has granted any security interest in relation to these loan agreements or other facilities other than as set forth on Schedule 6.2(D)(4).

(5)	A list of the public subsidies (subventions) granted to the Group Companies is set out in Schedule 6.2(D)(5). None of these subsidies may be terminated as a consequence of the Transaction.
(E)	Absence of Certain Changes or Events since the Reference Date
(1)	Except for changes resulting from the Transaction, since the Reference Date and until the date hereof, each of the Group Companies has:
(a)	conducted its business in the ordinary course in a manner consistent with past practice in all material respects;
(b)	maintained their properties and other material assets in good working condition (normal wear and tear excepted);
(c)
used its commercially reasonable efforts to maintain the business and employees, customers, suppliers, assets and operations as an ongoing concern in accordance with past practice in all material respects;

(2)	and none of the Group Companies has:
(a)	except as set forth on Schedule 6.2(E)(2)(a), amended its articles of association or other organizational documents;
(b)
issued or transferred (or agreed to issue or transfer) any shares in its share capital or other Securities or any options, warrants or other rights to purchase or subscribe to any such shares or Securities or any securities convertible into or exchangeable for or repayable into shares or Securities;

(c)	purchased or redeemed any of its share capital or any other Securities;
(d)	declared, made or paid any dividend or distribution (whether of capital or of profits), other than the payment of dividends or distributions between Group Companies;
(e)	taken any shareholding in, or merged with, another Entity;
(f)
except as set forth on Schedule 6.2(E)(2)(f), acquired any asset (or any series of similar assets) or made any commitments in respect of or incurred capital expenditure, where the amount of such acquisition or capital expenditure exceeded US$50,000 individually;

(g)	disposed of any asset, where the amount of such disposal exceeded US$50,000, and there has occurred no destruction of any leased or owned asset of a Group Company having a value in excess US$50,000;
(h)
paid any cash outside of the ordinary course of business to any Person, other than (i) cash paid by the Group Companies for goods sold or services provided to them at market value and on arms' length terms, and (ii) cash subsequently reinvested in full in the Group Companies;

(i)
except as set forth on Schedule 6.2(E)(2)(i), terminated the employment or office of any of its corporate officers, directors or Key Employees or received a resignation from any of its corporate officers, directors, officers or Key Employees;

(j)
increased the total compensation payable to all of its employees on an aggregate basis including employees hired since the Reference Date (masse salariale) by more than 5% on an annual basis or entered into any collective agreement with its employees or employee representatives (other than increases that are required by applicable Law or increases not exceeding the consumer inflation rate in the relevant country);

(k)	created or permitted the creation of any Lien (other than a Permitted Lien) over any of its material assets (other than in the ordinary course of business);
(l)	except as set forth on Schedule 6.2(E)(2)(l), entered into any contract that would constitute a Material Contract;
(m)	except as set forth on Schedule 6.2(E)(2)(m), given notice to terminate a Material Contract;
(n)
except as set forth on Schedule 6.2(E)(2)(n), terminated or amended any insurance policies currently in force (other than in the ordinary course of business) or defaulted in the payment of premiums which have become due and payable under such insurance policies;

(o)	except as set forth on Schedule 6.2(E)(2)(o), incurred or assumed or any indebtedness for borrowed money or given a guarantee for the benefit of any Person;
(p)	changed any accounting policy or accounting practice other than as required by Law or applicable accounting standards;
(q)
except as set forth on Schedule 6.2(E)(2)(q), changed any cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(r)	transferred, assigned or granted any license or sublicense of any rights under or with respect to any Intellectual Property other than in the ordinary course of business consistent with past practice;
(s)
except as set forth on Schedule 6.2(E)(2)(s), disclosed any source code version of any Owned Software, or entered into any contract providing for an existing or contingent obligation to make such disclosure, in either case whether or not in the ordinary course of business;

(t)	except as set forth in Schedule 6.2(E)(2)(t), caused any Owned Software to become open source Software;
(u)	changed any material Tax election or filing or amendment of a material Tax return or changed the tax method of accounting or settled any Tax audit, except as required by Law;
(v)
except as set forth on Schedule 6.2(E)(2)(v), other than any payment made pursuant to an employment agreement, any remuneration, fee or other sum to the Sellers or any of their Affiliates (other than the reimbursement of business expenses properly incurred);

(w)	settled any litigation (or any series of litigation arising out of the same facts or circumstances), which settlement is, in each case, in excess of US$25,000; or
(x)	agreed to take any of the actions set forth in the foregoing subsections (a) through (w).
(F)	Ownership of assets
Except as set forth on Schedule 6.2(F), none of the assets, undertaking, goodwill or uncalled capital of any Group Company is subject to any financial encumbrance (including any Liens (other than Permitted Liens), deposit by way of security, bill of sale, lease, hire-purchase, credit-sale or other agreement for purchase on deferred terms) or any agreement or commitment to give or create any of the foregoing.
(G)	Real Property
(1)	None of the Group Companies own any real property.
(2)
Schedule 6.2(G)(2) lists, as of the date hereof, the real property that is leased, as tenant, by the applicable Group Company (the "Leased Real Property").  Each Group Company has a valid leasehold interest in its Leased Real Property and there exists no material default under such leases by such Group Company.

(3)	The Group Companies do not use or occupy in any manner whatsoever any real property other than the Leased Real Property.
(4)	None of the Group Companies has received a written notice from any Governmental Authority or any third party that it is not in compliance with Laws in respect of any Leased Real Property.
(H)	Intellectual Property Rights
(1)
Schedule 6.2(H) sets forth a true and complete list of all registered Intellectual Property, Material Unregistered Intellectual Property and software applications licensed to third parties, that are owned as of the date hereof by the Group Companies, together with a description of such Intellectual Property.  "Material Unregistered Intellectual Property" means material unregistered trademarks and Software used in the development of the Owned Software that is owned by the Group Companies and that are material to the operation of the Group Companies.

(2)
At the date hereof, all application and renewal fees, costs, charges, Taxes and other steps required for the maintenance or protection of the Owned Intellectual Property that is registered or is being registered have been duly paid on time or taken and none of such rights are subject to any claim that has been made by a third party.

(3)
The Owned Intellectual Property, the Licensed Intellectual Property and the Licensed Software is the entire Intellectual Property necessary to carry on the Business.  Schedule 6.2(H)(3) sets forth a list of all Intellectual Property (the "Licensed Intellectual Property") pursuant to which any Person grants rights to any Group Company (for this purpose, excluding the Licensed Software and non-customized so-called "off-the-shelf" and "shrink-wrap" Software licensed to a Group Company in the ordinary course of business and readily obtainable without material expense that are not material to the Business).  All agreements pertaining to the Licensed Intellectual Property are valid and in force and have been provided by the Company to Purchaser.  Neither the Group Company nor, to the Management Sellers' Knowledge, any other party to any such agreement, has breached or defaulted under the agreement.  No Group Company has provided or received any notice of breach or default or any intention to terminate or materially alter the terms of any such agreement, and none of such agreements will be terminable as a result of the execution or completion of this Agreement.

(4)
The Owned Intellectual Property and the Licensed Software is the entire Intellectual Property necessary to operate, exploit, develop, modify, adapt, test or validate the Owned Software.  The Group Companies have taken reasonable steps for the protection of Confidential Information, including maintaining the confidentiality of the source code versions of the Owned Software, and have maintained all Owned Intellectual Property that is registered or for which an application for registration has been filed.

(5)	For Owned Software:
(a)
no Owned Software has been sold or otherwise transferred by the Group Companies to any third party, provided that the licensing of Owned Software will not be deemed to be a sale or transfer for the purposes of this clause;

(b)
except as set forth on Schedule 6.2(H)(5)(b), no Group Company has disclosed or is under an actual or contingent obligation to disclose any portion of the source code of Owned Software to any Third Party;

(c)
no Group Company's use of the Owned Software, nor the licensing of the Owned Software on a software-as-a-service basis to any third-party customer in the ordinary course of the Business, is subject to the terms of any open-source software license that obliges a Group Company to disclose, license or distribute any source code or restrict the ability to charge a license fee for any part of the Owned Software (other than open source software itself);

(d)
the Group Companies own all the Intellectual Property rights (including rights over source codes developed by any third party on behalf of any Group Company) in respect of the Owned Software, excluding any open source Software and other third party Software incorporated into or necessary for the operation of the Owned Software and set forth on Schedule 6.2(H)(5)(d) (the "Licensed Software");

(e)
the Licensed Software comprises all the third party Software that are embedded in the Owned Software or necessary for the operation of the Owned Software.  All agreements pertaining to the Licensed Software are valid and in force and have been provided by the Company to Purchaser.  Neither the Group Company nor, to the Management Sellers' Knowledge, no other party to any such agreement has breached or defaulted under the agreement. No Group Company has provided or received any notice of breach or default or any intention to terminate or materially alter the terms of any such agreement, and none of such agreements will be terminable as a result of the execution or completion of this Agreement;

(f)
except as set forth on Schedule 6.2(H)(5)(d), no third party Software is incorporated into the Owned Software, provided, however, that the foregoing will not be deemed a non-infringement warranty, which warranty is provided solely in clauses 6.2(H)(5)(g) and (h) below;

(g)
no Group Company has ever infringed, misappropriated, or otherwise violated or made unlawful use of any Intellectual Property (other than patents) of a third party or received written notice thereof; and

(h)	to the Management Sellers' Knowledge, no Group Company has ever infringed, misappropriated, or otherwise violated or made unlawful use of any patents of a third party.
(6)
No third party (including any Employee or contractor) has made any claim of ownership or for the payment of any compensation in respect of any of the Owned Intellectual Property and no claims of ownership or for the payment of any compensation have been settled by the giving of any undertakings which have to be fulfilled by any of the Group Companies.  To the Management Sellers' Knowledge, there is no matter or fact which might reasonably be expected to give rise to such claim.

(7)	To the Management Sellers' Knowledge, no Person is engaging in any activity that infringes any Owned Intellectual Property.
(8)
No third party has made a written claim received by any Group Company or any of their counsel or representatives challenging the Group Companies' right to use or exclusive ownership or validity of the Owned Intellectual Property or asserting that the Owned Intellectual Property or use of the Owned Intellectual Property or the conduct of the business of any Group Company within the prior six (6) years infringes any Intellectual Property rights.

(9)
To the Management Sellers' Knowledge, no third party has made a non-written claim received by any Group Company or any of their counsel or representatives challenging the Group Companies' right to use or exclusive ownership or validity of the Owned Intellectual Property or asserting that the Owned Intellectual Property or use of the Owned Intellectual Property or the conduct of the business of any Group Company within the prior six (6) years infringes any Intellectual Property rights.

(10)
All assignments of Intellectual Property to the Group Companies (including those made by Employees during the course of their employment by the Group Companies in cases where such Intellectual Property did not automatically belong to the relevant Group Company by operation of applicable Law) have been made by valid and binding transfer instruments for irrevocable and unconditional assignment, and no royalty or other form of compensation remains payable by the Group Companies.

(11)	The Owned Intellectual Property is valid and enforceable and nothing has been done, omitted or permitted whereby it has ceased or might reasonably be expected to cease to be valid and enforceable.
(12)
Confidential Information and Know-How used by the Group Companies is kept confidential by the Group Companies using reasonable commercial efforts and the Group Companies, operate and fully comply with procedures which maintain such confidentiality.  None of the Group Companies or, to the Management Sellers' Knowledge, their counsel or representatives, is aware of any such confidentiality having been breached.  The Group Companies have not disclosed (except in the ordinary course of their business pursuant to written confidentiality obligations) any of their Know-How, trade secrets or Confidential Information, other than to representatives (e.g., lawyers) that have a fiduciary obligation to protect such Know-How, trade secrets or Confidential Information.

(13)
Except as set forth on Schedule 6.2(H)(13), all persons retained or employed by the Group Companies, who in the course of their work for the Group Companies will or might reasonably be expected to bring into existence Intellectual Property or things protected by Intellectual Property, are individually bound by agreements with the relevant Group Company whereby all Intellectual Property which such persons may bring into existence during their work for the relevant Group Company vests in that Group Company and all such agreements contain terms which, so far as is reasonably practicable, prevent such persons disclosing any confidential information about that Group Company and its business.

(14)	None of the Owned Intellectual Property is subject to compulsory licensing nor, to the Sellers' Knowledge, will it become so by operation of Law.
(15)	The contents of any website through which the Group Companies conduct any of their business comply, in all material respects, with all Laws and codes of practice in any applicable jurisdiction.
(16)
All processing of personal data by the Group Companies complies, with the obligations applicable to data controllers and data processors, as applicable, under applicable data protection legislation, including the French law of January 6, 1978 on the processing of personal data, any guidance notes or guidelines issued by relevant data protection authorities in respect of such personal data and the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data.

(17)
The Group Companies are the sole and exclusive owners of all right, title and interest in and to the Owned Intellectual Property (which, for the avoidance of doubt, excludes Licensed Software).  No Group Company has assigned, pledged or licensed (excluding licenses to use the Owned Software on a software-as-a-service basis granted to any third-party customer in the ordinary course of the Business) or otherwise transferred in whole or in part any rights to or under Owned Intellectual Property, including to any other Group Company.

(18)
This clause 6.2(H) contains the sole and exclusive representations and warranties of the Sellers with respect to intellectual property rights and any claim for breach of representation with respect to intellectual property rights shall be based on the representations made in this clause 6.2(H) and shall not be based on the representations set forth in any other clause of this Agreement.

(I)	Information Technology and Computer Systems
(1)
The Group Companies are entitled to use the Software (other than any Software owned by any of the Group Companies) pursuant to licenses granted to the Group Companies by the owner or licensee of such Software.  Such Software is used, in all material respects, in accordance with the terms and conditions of the applicable licenses.  All royalties and other payments due under such licenses have been paid when due.  None of such licenses will be capable of termination or modification as a result of the execution or completion of this Agreement.

(2)
The Computer Systems have been satisfactorily maintained and supported and the Group Companies have the benefit of appropriate maintenance and support agreements in respect of the Computer Systems which are all valid and subsisting, and none of them will be terminable as a result of the execution or completion of this Agreement.

(3)
The Computer Systems will have adequate capability and capacity for all the processing and other functions required by the Group Companies immediately following Closing.  To the Management Sellers' Knowledge, the Computer Systems will have adequate capability and capacity for all of the processing and other functions required by the Group Companies in the six month period immediately following the Closing based on the Group Company Road Map.  The "Group Company Road Map" means the document identified as the Road Map and which appears at Due Diligence/Q-Internal IT Information/Q15 – 12 Month Enhancement Roadmap.pdf of the Data Room.

(4)
To the Management Sellers' Knowledge, in the event that any person providing maintenance or support services for the Computer Systems fails to do so, the Group Companies have all necessary rights and information to procure the carrying out of such services by its employees or by another Person (not including any of the Sellers or a Person under contract to any of the Sellers) without undue expense or delay.

(5)
The Group Companies have implemented appropriate technical and organisational measures to ensure internal and external security of the Computer Systems, including procedures designed to prevent unauthorized access, prevent the introduction of a virus, and for taking and storing back-up copies of Software and Data.  To the Management Sellers' Knowledge, there is no viral infection of the Computer Systems.

(6)
To the Management Sellers' Knowledge, where any of the records of the Group Companies are stored electronically, the Group Companies are the owner of all Hardware and Software licenses necessary to enable them to keep, copy, maintain and use such records in the course of its business.  All such licenses are valid and subsisting and are not terminable as a result of the execution or completion of this Agreement.  The Group Companies do not share any Hardware or Software relating to such records with any other person and no other person will after Closing enjoy any right to copy or hold such records.

(7)
To the Management Sellers' Knowledge, the Group Companies own, and are in possession and control of, original copies of all the manuals, guides, instruction books and technical documents (including any corrections and updates) required to operate the Computer Systems controlled by the Group Companies effectively.

(8)
In the last twelve (12) month period immediately prior to the date of this Agreement, the Hardware and Software have never unduly and materially interrupted or hindered the running or operation of the Group Companies' business.

(9)	The Hardware owned by the Group Companies is free from Liens.
(10)
Except as set forth on Schedule 6.2(I)(10), in the three (3) years prior to the date of this Agreement, to the Management Sellers' Knowledge, the Group Companies have not suffered any Data breach and no facts or circumstances have occurred which might reasonably be expected to give rise to such a breach.

(11)
This clause 6.2(I) contains the sole and exclusive representations and warranties of the Management Sellers with respect to information technology and Computer Systems and any claim for breach of representation with respect to information technology or Computer Systems shall be based on the representations made in this clause 6.2(I) and shall not be based on the representations set forth in any other clause of this Agreement.

(J)	Litigation
Except as set forth on Schedule 6.2(J), none of the Group Companies is engaged in any litigation, suit, action, arbitration or proceedings before any court, arbitration institution, Governmental Authority or alternative dispute resolution proceeding, and, to the Management Sellers' Knowledge, there is no such litigation pending or threatened in writing.
(K)	Taxes
(1)
All Taxation of any nature whatsoever for which any Group Company is primarily, jointly or severally liable or for which any Group Company is or has been primarily, jointly or severally liable to account has been duly paid or accounted for, within the time limits prescribed by relevant Tax Law.

(2)
Except as set forth on Schedule 6.2(K)(2), without prejudice to the generality of clause 6.2(K)(1) above, all payments by a Group Company which ought to have been made after deduction of Tax have been so made and each Group Company has (if required by any applicable law or regulation to do so) provided appropriate certificates of deduction and accounted to any Tax Authority concerned for the Tax so deducted.

(3)
Full provision or reserve has been made in the Reference Date Accounts for all Tax liable to be assessed on any Group Company or for which a Group Company is required to account in respect of income, profits or gains earned, accrued or received on or before the Reference Date.  Full provision has been made for deferred Tax calculated in accordance with the Accounting Principles applicable to each Group Company.

(4)
Each Group Company has, for all periods open for Tax audit or claims under the applicable statutes of limitations (as the same may be extended under applicable law): (a) accurately completed and filed all Tax Returns and reports required to be filed by Law; and (b) given all notices and information required to be given by that Group Company, for any Tax purpose within the time prescribed by law.  All such Tax Returns, notices and information remain complete, correct and accurate and no Tax Return is disputed by any Tax Authority.  There are no other Tax Returns or reports which are required to be filed which have not been so filed and no Tax Authority where a Group Company does not file a Tax Return has made a claim that a Group Company is required to file a Tax Return in a jurisdiction in which that Group Company does not file a Tax Return.

(5)	No Group Company has entered into any agreement or been party to any operation driven by Tax purposes only.
(6)	Except as set forth on Schedule 6.2(K)(6), each Group Company is in compliance with applicable transfer pricing Laws, including the use of arm's length or similar amounts for related person charges.
(7)	Except as set forth on Schedule 6.2(K)(7), no Group Company is or has been liable to pay any fine, surcharge, interest or penalties to a Tax Authority within the last three (3) years.
(8)
There is no dispute or disagreement and there has not at any time within the last three (3) years been any dispute or disagreement between any Group Company and any Tax Authority and no Group Company is, or has within the last three (3) years been, the subject to any non-routine visit, enquiry or investigation by any Tax Authority.

(9)
Each Group Company has, in accordance with Law and within the time limits prescribed by Law, duly registered with the relevant Tax Authorities and has complied with and will continue to comply with all requirements imposed by such Tax Authorities.

(10)
No Group Company has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or any other request that is pending (or that has been granted and remains in effect) with any Taxing Authority that relates to the Taxes or Tax Returns of any Group Company.  No power of attorney granted by any Group Company with respect to any Taxes is currently in force.  No Group Company has executed or filed with any Taxing Authority any agreement or other document extending or having the effect of extending the statute of limitations for assessment, collection or other imposition of any Tax.

(11)	Each Group Company has kept and preserved complete, accurate and up-to-date records and information as required by Law and as may be needed to enable it to deliver correct and complete Tax Returns.
(12)	There are no Liens for Taxes upon any assets of any Group Company except statutory liens for Taxes not yet due and payable, or Liens for Taxes being contested in appropriate proceedings.
(13)
Each Group Company is and has since its incorporation been validly resident for all Tax purposes only in its jurisdiction of incorporation and neither has nor has had a branch, agency or permanent establishment outside of its jurisdiction of incorporation (in each case above, the jurisdiction of incorporation and the jurisdiction in which a Person has a branch, agency or permanent establishment shall include, for PeopleDoc Inc., all the states of the United States and the District of Columbia and, in the case of PeopleDoc GmbH, shall include any of the states of Germany).  No Group Company has acted or acts as the branch, agent, factor or any Tax representative of any person resident for Tax purposes outside of that Group Company's jurisdiction of incorporation.

(14)
Except as set forth on Schedule 6.2(K)(14), with respect to any of the Group Companies, there are no installment payments, audit adjustments, items of deferred revenue or similar items (in each case other than items attributable to the ordinary course of business) that will be recognized by any Group Company or the Purchaser or any of its Affiliates on or after the Closing, whether or not as a result of the transactions contemplated by this Agreement.

(15)
This clause 6.2(K) contains the sole and exclusive representations and warranties of the Sellers with respect to Taxes and any claim for breach of representation with respect to Taxes shall be based on the representations made in this clause 6.2(K) and shall not be based on the representations set forth in any other clause of this Agreement.  Nothing in this clause 6.2(K) or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the amount or availability of any net operating loss, capital loss, Tax credit, Tax basis or other Tax asset or attribute of the Company or any of its Subsidiaries in any taxable period (or portion thereof) after the Closing or (ii) any Tax position that Purchaser or any of its Affiliates (including the Company) may take in respect of any taxable period (or portion thereof) beginning after the Closing.

(L)	Insurance
(1)	No declaration or claim with a value in excess of US$50,000 has been made by any Group Company under the insurance policies covering the Group Companies during the last twelve (12) months.
(2)
No claim with a value in excess of US$10,000 is outstanding or, to the Management Sellers' Knowledge, may be made under any of the Group Companies' insurance policies and, to the Management Sellers' Knowledge, no circumstances exist which are likely to give rise to such a claim.

(3)
Schedule 6.2(L)(3) contains a list of all insurance policies (specifying the insured, insurer and type of insurance) maintained by each of the Group Companies.  All such insurance policies are in full force and effect and the related premiums have been duly paid.  To the Management Sellers' Knowledge, none of the Group Companies has done anything that would cause such policies to be terminated or such Group Company's right to indemnification thereunder to be diminished.

(M)	Labor matters
(1)
Each of the Group Companies is in compliance with all labor and social security Laws, immigration laws and collective bargaining agreements applicable to it.  No written notice has been received by any of the Group Companies from any Governmental Authority alleging a violation by any of the Group Companies of any such applicable labor Laws or applicable collective bargaining agreement.

(2)
Schedule 6.2(M)(2) contains an accurate and complete list, as of June 1st, 2018 of all employees of each of the Group Companies (the "Employees"), setting forth for each Employee, the name, position, date of commencement of employment, name of employer and annual gross base salary, and, for persons with a fixed-term employment agreement, its termination date.

(3)
Except as set forth on Schedule 6.2(M)(3), none of these Employees benefit from provisions in the event of dismissal or redundancy which would oblige any of the Group Companies to pay amounts exceeding those amounts provided pursuant to applicable Law and collective agreements.

(4)	U.S. and Canadian Employees of the Group Companies are subject to the Employee Handbook of TriNet.
(5)
Schedule 6.2(M)(5) contains a true and complete list of: (i) collective bargaining agreements in effect and applicable to the Employees (the "Collective Bargaining Agreements"), (ii) the systems of remuneration including golden parachutes and bonuses, (iii) material statutory and voluntary profit sharing plans, and saving-plan agreements, (iv) the material schemes in respect of insurance and retirement benefits, in particular the supplementary pension scheme, and (v) the customs and practices applicable to all Employees or to certain categories of Employees giving rise to supplementary collective benefits.  Collective Bargaining Agreements and employee plans have been entered into in accordance with applicable Laws.

(6)	There are no undertakings given by any of the Group Companies to maintain in office any Employees or not to dismiss or make redundant any Employee.
(7)
There is no current pending employment dispute or litigation with any Employee and/or with the collection bodies of the social security contributions and unemployment benefits or similar bodies and/or with the labor authorities, and all salaries contributions have been paid on time, with all justifications to enjoy specific exemptions being in the possession of the Group Companies.  To the Management Sellers' Knowledge, there is no potential or threatened dispute or litigation in this respect.

(8)
Except as set forth on Schedule 6.2(M)(8) since the Reference Date, until the date hereof, no Employee has resigned or been dismissed from their functions in a Group Company or has made known in writing their intention to resign.

(9)	Upon Closing, except as may be contemplated by this Agreement, there will be no stock-option plans or similar arrangements giving the employees access to the share capital of any Group Company.
(10)
This clause 6.2(M) contains the sole and exclusive representations and warranties of the Sellers with respect to labor matters and any claim for breach of representation with respect to labor matters shall be based on the representations made in this clause 6.2(M) and shall not be based on the representations set forth in any other clause of this Agreement.

(N)	Pensions
(1)	PeopleDoc UK has complied with its legal duties under Part 1 of the Pensions Act 2008 in respect of the Employees.
(2)	PeopleDoc UK has complied with all its obligations under or in connection with The People's Pension.
(3)	The People's Pension has been complied with and been administered in accordance with all applicable laws and the provisions of The People's Pension.
(4)
All contributions payable by PeopleDoc UK to or in respect of The People's Pension and all premiums payable in respect of death in service benefits under the Life Assurance Scheme which have fallen due for payment have been paid.

(5)	The liability for all death benefits under the Life Assurance Scheme are fully and effectively insured and there are no grounds on which the insurer might avoid liability.
(6)	Material and accurate details of The People's Pension are contained in Schedule 6.2(N)(6).
(7)	No demands or fines have been issued against PeopleDoc UK in respect of The People's Pension by the Pensions Regulator.
(8)	Other than The People's Pension, PeopleDoc UK is not responsible for or under any liability (financial or otherwise) in relation to any pension schemes.
(9)
No proceedings have been commenced or are pending or are threatened concerning the payment or provision of (or the failure to pay or provide) benefits to or for any Employee or survivor of any Employee.

(10)
No employee who pursuant to TUPE has become an employee of PeopleDoc UK was immediately before becoming such an employee entitled to benefits under an occupational pension scheme which provided any benefits which did not relate to old age, invalidity or survivors.

(O)	Material Contracts
(1)	Except as disclosed in Schedule 6.2(O)(1), as of the date hereof, no Group Company is party to any of the following agreements (the "Material Contracts"):
(a)	any contract (other than a loan, financial lease or other rental agreements) involving annual recurring revenue of more than US$150,000;
(b)	any loan, financial lease or other rental agreement under which the aggregate amount (excluding taxes) remaining to be paid over the life of the contract exceeds US$50,000;
(c)	any contract which relates to a joint venture, partnership or similar alliance or the acquisition of any stock of any legal entity;
(d)	any contract or arrangement with any Governmental Authority not entered into in the ordinary course of business;
(e)
any contract that requires any Group Company to purchase the entirety of its requirements of any product or service from a third party or that contains "take or pay" provisions (i.e., provisions requiring any Group Companies to pay a purchase price regardless of whether they take a specified product or service);

(f)
any contract that provide for the indemnification of any Person outside of the ordinary course of business or the assumption or sharing of any Tax, environmental or other liability of any Person outside of the ordinary course of business;

(g)
any contract that relates to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(h)
any broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts providing for potential annual payments in excess of US$50,000;

(i)
any agreements with employees and contracts with independent contractors or consultants (or similar arrangements), excluding standard form offer letters providing for potential annual payments not in excess of US$50,000;

(j)
any contracts that limit or purport to limit the ability of any Group Company to use any Intellectual Property or compete in any line of business or with any Person or in any geographic area or during any period of time;

(k)
any Intellectual Property licenses pursuant to which any Group Company is provided a license in any Intellectual Property (other than (i) agreements between any Group Company and its employees with respect to the ownership of any Intellectual Property by such Group Company, (ii) non-exclusive licenses to third-party Software or other Intellectual Property that are not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or the provision of technical support of, any product or service offered by any Group Company, and that are not otherwise material to the Business and (iii) Software and other Intellectual Property licensed under open source licenses that are incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or the provision of technical support for products or services offered by any Group Company);

(l)	any powers of attorney with respect to the Group Companies;
(m)	any collective bargaining agreements or contracts with any union; and
(n)
any agreement pursuant to which any Group Company grants (other than to another Group Company) an existing or contingent license, sublicense, covenant not to sue, or other right in or to any Intellectual Property (excluding licenses to use the Owned Software on a software-as-a-service basis granted to any third-party customer in the ordinary course of the Business).

(2)
Except as set forth on Schedule 6.2(O)(2), as of the date hereof, each Material Contract set forth under Schedule 6.2(O)(1) is in full force and effect and valid and binding on the contracting Group Company and no Group Company is in breach of or default under any Material Contract.

(3)	Except as set forth on Schedule 6.2(O)(3), no Material Contract will be capable of termination or modification as a result of the execution or completion of this Agreement.
(4)
All discussions or negotiations with any third party in connection with or with a view to agreeing or implementing a transfer, disposal or offer, or agreeing to sell all or part of the share capital or business of any Group Company, or any alternative transaction having the same economic effects as the Transaction, and/or which could result in the sale, transfer or licensing, in whole or in part, of any of the Group Company's assets or technologies, with any person other than the Purchaser (an "Acquisition Proposal") have been fully terminated prior to the date of this Agreement without any breach, and there is no continuing obligation on any Group Company and/or the Sellers with respect to an Acquisition Proposal, at the date of this Agreement and on the Closing Date.

(P)	Related Party Agreements
(1)
Other than existing agreements in respect of the Options between any of the Sellers or any of their Affiliates, on the one hand, and the Company, on the other hand, there are no agreements between any of the Sellers or any of their Affiliates, on the one hand, and any of the Group Companies, on the other hand, other than those listed under Schedule 6.2(P)(1).

(2)
Upon Closing, all agreements between any of the Sellers or any of their Affiliates, on the one hand, and any of the Group Companies, on the other hand, as listed under Schedule 6.2(P)(1), and, except for employment agreements, have been terminated with immediate effect and without entailing any liability, cost or expenses whatsoever for any of the Group Companies resulting from such termination.

(3)
Upon Closing, no intercompany loans or other liabilities are owed (i) by any of the Group Companies to any of the Sellers or any of their Affiliates or (ii) by any of the Sellers or any of their Affiliates to any of the Group Companies, other than those listed under Schedule 6.2(P)(3).

(Q)	Compliance with Law; Authorizations; Licenses
(1)
Each of the Group Companies is in material compliance with and has not received any written notice alleging that it is not in compliance with any Law applicable to the conduct of its business and, to the Management Sellers' Knowledge, there is no pending investigation, proceeding, or enquiry, alleging that any Group Company is not in compliance with Law.

(2)	Each of the Group Companies holds all Authorizations that are necessary or required by Law for the conduct of its business substantially in the same manner as currently conducted.
(3)	The Authorizations are in full force and effect and none of the Group Companies has received any notice regarding their suspension, cancellation or non-renewal.
(4)	No Authorization will be capable of termination or modification as a result of the execution or completion of this Agreement.
(R)	Brokers
No broker, finder or investment banker, other than Lazard, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement as a result of arrangements entered into by any Group Company or any Seller.
6.3	Exclusivity of Representations and Warranties
The representations or warranties made by the Sellers in this clause 6 and the Disclosure Schedules are the exclusive representations and warranties made by the Sellers.  Each Seller disclaims any other express or implied representations or warranties with respect to itself or the Group Companies, and the Purchaser acknowledges and agrees that all other representations and warranties of any kind or nature express or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities or prospects of the Group Companies not contained in this clause 6 or the Disclosure Schedules) are specifically disclaimed the Sellers.  The Sellers are not, directly or indirectly, making any representations or warranties regarding any pro forma financial information, financial projections or other forward-looking statements of the Group Companies (other than forward-looking statements in the Warranties).
7.            Representations and Warranties of the Purchaser
7.1
The Purchaser hereby represents and warrants to the Sellers as of the date hereof and as of the Closing Date (except for such representations which are expressly made as of the date hereof or as of the Closing Date and are therefore made on such date only), as set forth below.

(A)
The Purchaser is duly incorporated and validly exists under the Laws of its jurisdiction of incorporation and is not subject to any Insolvency Proceedings and, to its knowledge, there are no facts or circumstances that would result in such event occurring.

(B)	The Purchaser is fully empowered to execute and perform this Agreement and to carry out the transactions contemplated hereby.
(C)
This Agreement has been duly executed by the Purchaser and (assuming due authorization and execution by the Sellers) is the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

(D)
The execution and performance of this Agreement by the Purchaser does not and will not violate, conflict with or result in a breach of its certificate of incorporation, by-laws or other similar organizational documents or conflict with or violate any Law or regulations or governmental orders applicable to the Purchaser.

(E)
The Purchaser is not subject to any pending claim, action, proceeding or investigation that may delay or prevent the consummation of, or which would be reasonably likely to adversely affect the Purchaser's ability to consummate, the transactions contemplated by this Agreement.

(F)
Except as set forth in this Agreement, no Authorization from, filing with or notification to, any Governmental Authority is required to be made or obtained by the Purchaser prior to, or as a condition of, the execution of this Agreement or the consummation of the transactions contemplated hereby.

(G)	The Purchaser has available to it all amounts necessary to pay the Estimated Adjusted Initial Cash Consideration in immediately available funds on the Closing Date.
(H)	The Purchaser is a US tax resident within the meaning of the French-US treaty.
7.2	Stock Consideration
The Stock Consideration to be issued to the Sellers hereunder have been duly authorized by all necessary corporate action and, upon issuance pursuant to and in accordance with the terms and conditions hereof, shall be validly issued, fully paid and non-assessable.  Upon delivery of such Stock Consideration, good and valid title to such shares, free and clear of all Liens (other than restrictions under any securities Laws), will pass to each Seller receiving Stock Consideration.  Assuming the truth of the Sellers Warranties herein and in the other Transaction Documents and compliance with their covenants and agreement set forth herein and therein, the sale, the issuance and delivery of such Stock Consideration pursuant to the terms of this Agreement are and will be in full compliance with all applicable securities Laws.
7.3	Reports
(A)
The Purchaser has timely furnished or filed all required reports, schedules, forms, statements and other documents required to be furnished or filed by it with the SEC (together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, collectively, the "Purchaser SEC Filings").  As of their respective filing (or furnishing) date or, if amended, as of the date of the last such amendment, each Purchaser SEC Filing complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, the rules and regulations of the SEC and the NASDAQ, and none of the Purchaser SEC Filings contained (at the time they were furnished or filed or if amended or superseded by a furnishing or a filing then on the date of such furnishing or filing) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected or amended by a subsequently furnished or filed Purchaser SEC Filing.

(B)
There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Purchaser SEC Filings.  To the knowledge of the Purchaser, none of the Purchaser SEC Filings is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case, regarding any accounting practices of the Purchaser.

(C)
The Purchaser maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are designed to ensure that all information required to be disclosed in the Purchaser's reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Purchaser's management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Purchaser and the principal financial officer of the Purchaser to make the certifications required under the Exchange Act with respect to such reports.

7.4	Registration Statement
As of the date hereof, the Purchaser is a "well-known seasoned issuer," as defined in Rule 405 promulgated under the Securities Act, and is eligible to file a registration statement on Form S-3 that becomes automatically effective immediately upon filing with the SEC pursuant to General Instruction I.D of Form S-3 at the times specified in the Securities Act in connection with the offering of the Securities.
7.5	Brokers
No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from the Purchaser in connection with the transactions contemplated by this Agreement.
8.            Other covenants
8.1	Management of the Group Companies up to the Closing Date
From the date hereof up to the earlier of termination of this Agreement pursuant hereto or the Closing Date, the Sellers, each within the limit of their respective powers as direct or indirect shareholders, officers or directors of the Group Companies, shall procure that (se portent fort que) the Group Companies do not take any of the following actions:
(A)	assign, pledge or otherwise transfer in whole or in part any rights to Owned Intellectual Property, including to any Group Company;
(B)	transfer in any way whatsoever of any of the Securities of the Group Companies;
(C)	increase, redeem or decrease its or their share capital, issue any other Security or make any other amendment to any Group Company's by-laws, other than upon the exercise of Options;
(D)	declare or pay a dividend or an interim dividend or make any other payments to their shareholders;
(E)	approve a winding-up, merger, split-up, contribution or sale of their business as a whole or of any of their divisions (branche d'activité);
(F)	acquire any asset of a value greater than US$100,000;
(G)	assign, license or otherwise transfer in whole or in part any asset (other than Owned Intellectual Property) of a value greater than US$100,000 other than in the ordinary course of business;
(H)
assign, license or otherwise transfer in whole or in part any Owned Intellectual Property, other than non-exclusive licenses to the Owned Software granted to customers in the ordinary course of business;

(I)
incur any indebtedness for borrowed money for an aggregate principal amount greater than US$100,000 or pay any accounts payable earlier than the date on which they are due or otherwise not in accordance with the past practice of the Group Companies;

(J)	grant any Guarantee or create any Lien over any of its assets other than in the ordinary course of business;
(K)
amend the terms of employment of any of its Employees, other than in the ordinary course of business, as set forth herein, or as otherwise required pursuant to the terms of any contract or agreement in effect as of the date of this Agreement or applicable Law, dismiss or hire any Employees, or provide, or agree to provide, any gratuitous payment, bonus or benefit to any of its Employees (other than payments made consistently with past practices, as set forth herein, or as otherwise required pursuant to the terms of any contract or agreement in effect as of the date of this Agreement or applicable Law), in each case with respect to Employees who have base compensation greater than US$25,000 per annum;

(L)
terminate, give notice to terminate, amend or assign any Material Contract, any contract between the Group Companies or any contract between a Group Company (on the one hand) and one or more Sellers or any of their Affiliates (on the other hand), other than for any employment agreement to the extent permitted under clause 8.1(K) (which, for the avoidance of doubt, shall not include any employment agreement for a Key Employee);

(M)
terminate or give notice to terminate any insurance policies currently in force (other than in the ordinary course of business) or default in the payment of premiums which have become due and payable under such insurance policies;

(N)	give a guarantee or indemnity for the benefit of any Person (including any Group Company);
(O)	pay any remuneration, fee or other sum to the Sellers (other than the reimbursement of business expenses properly incurred), to any of their Affiliates or to any Group Company;
(P)	settle any litigation (or any series of litigation arising out of the same facts or circumstances) which settlement is, in each case, in excess of US$50,000;
(Q)	change the accounting methods or policies of any of the Group Companies;
(R)	agree to do any of the foregoing.
Notwithstanding the provisions of this clause 8.1, the Sellers and the Group Companies may undertake any action (i) to which the Purchaser has previously consented to in writing or (ii) which is expressly authorized and required pursuant to the terms of this Agreement.
For the purposes of granting any consent which may be requested by the Company, the Purchaser hereby designates Mitchell Dauerman, with immediate effect and represents and warrants to, and agrees with, the Sellers that Mitchell Dauerman shall have full capacity and right to give any such consents on behalf of the Purchaser.
Within ten (10) Business Days of receipt of any request for consent (such consent not to be unreasonably withheld or delayed) sent by the Company, the Purchaser shall have the right to notify to the Company that it objects to the proposed action.  If the Purchaser has not notified the Company of its objection to a proposed action within such period of ten (10) Business Days, the Purchaser shall be deemed to have consented to such proposed action.
8.2	Pre-Closing Statement
(A)
In order in particular to allow the Purchaser to fulfill its obligations under clause 3.1 and clause 3.2, the Company shall deliver to the Purchaser before the Closing Date a statement (the "Pre-Closing Statement") setting forth:

(1)	at the latest ten (10) Business Days before the Closing Date, the details of the Sellers' Bank Accounts and of the Company Bank Account; and
(2)	at the latest ten (10) Business Days before the Closing Date, the amount of the Exercise Price to be paid into the Company Bank Account.
8.3	Non-Competition and Non-Solicitation
For a period of three (3) years as from the Closing Date, each of Jonathan Benhamou and Clément Buyse shall not:
(A)
undertake, directly or indirectly, in France, the United States, Germany, the United Kingdom, Canada and Singapore or in any other country in which the Purchaser or any of its Corporate Affiliates carry on business on the Closing Date, any activity competing with the Business or any new business developed or contemplated by any Group Company prior to or as of the Closing Date (the "Competing Business");

(B)
solicit or employ, directly or indirectly, any of the employees of any Group Company nor attempt to convince such persons to terminate, by any means, his or her duties; provided, however, that Jonathan Benhamou and Clément Buyse may engage in general solicitations of employment not specifically directed at employees of any Group Company; or

(C)
intentionally interfere with the relationship of any Group Company with any of its actual or prospective customers or suppliers (including any Person that, to such Seller's knowledge, becomes a customer of any Group Company after the Closing).

8.4	Continued Exclusivity
Between the date of this Agreement and the earlier of termination of this Agreement pursuant hereto or the Closing Date, the Sellers and the Company agree and undertake that they shall not and shall procure that (se porte fort que) their respective Affiliates (including the Group Companies) shall not:
(A)	enter into, participate in or continue discussions or negotiations with any third party in connection with or with a view to agreeing or implementing an Acquisition Proposal;
(B)
allow any third party to have access (or continued access) or otherwise provide any third party with information in connection with or with a view to an Acquisition Proposal, or otherwise co-operate with, assist or participate in any approach, proposal or offer in connection with or with a view to agreeing or implementing an Acquisition Proposal; or

(C)	solicit, initiate or encourage offers or expressions of interest from any third party in connection with or with a view to agreeing or implementing an Acquisition Proposal.
The Sellers and the Company shall notify to the Purchaser during this period any proposal that any of them receive from a third party in relation to an Acquisition Proposal.
8.5	Public Announcements
No Group Company or any Seller shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby, except (i) with the written consent of the Purchaser, (ii) following announcement by the Purchaser, if such press release or public announcement is based on information that was previously publicly disclosed, or (iii) for regulatory and legal reasons, including based on stock exchange rules.  The Purchaser will provide a copy of any press release or public announcement concerning this Agreement or the transactions contemplated hereby to the Company (if prior to the Closing) or Sellers' Agent (if after the Closing) prior to the issuance of such press release or public announcement for the Company's or the Sellers' Agent's, as applicable, review and comment.
8.6	Financial Statements
The Sellers shall reasonably cooperate with and use commercially reasonable efforts with respect to the prompt delivery of all financial statements and information and books and records of the Group Companies necessary for the Purchaser to meet, on a timely basis, its SEC filing obligations with respect to the historical and pro forma financial statements and information required by the Securities Act or the Exchange Act of 1934 or in any registration statement or offering memorandum reasonably requested by the Purchaser.
8.7	Certain Tax Matters
(A)
Tax periods ending on or before the Closing Date:  the Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date that are required to be filed on or before the Closing Date, which Tax Returns shall be prepared and filed in a manner consistent with past practice of the Company unless otherwise required by applicable Law.  The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date and all Tax Returns for the Company for all Straddle Periods, in each case, that are required to be filed after the Closing Date, which Tax Returns shall (i) be prepared and filed in a manner consistent with past practice of the Company unless otherwise required by applicable Law and (ii) to the extent such Tax Return is an income Tax Return for the taxable period that includes the Closing Date, include all Transaction Deductions to the maximum extent permitted by applicable law.  The Purchaser shall provide drafts of any such Tax Returns described in the preceding sentence to the Sellers' Agent at least 30 days prior to the applicable due date for filing thereof (or, if such due date is within 30 days of the Closing Date, as promptly as practicable following the Closing Date) and shall permit the Sellers' Agent to review, comment on and approve (such approval not to be unreasonably withheld, conditioned or delayed) any such Tax Return prior to filing.

(B)
Straddle periods: for purposes of this Agreement and the other Transaction Documents, the portion of any Tax that relates to the portion of any Straddle Period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income, receipts, sales, use, or payroll, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction (1) the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and (2) the denominator of which is the number of calendar days in the entire Straddle Period; provided, however, that, if the amount of periodic Taxes imposed for such Straddle Period reflects different rates of Taxes imposed for different periods within such Straddle Period, the formula described in the preceding clause shall be applied separately with respect to each such period within the Straddle Period and (ii) in the case of any Tax based upon or related to income, receipts, sales, or payroll, be deemed equal to the amount which would be payable if the relevant Straddle Period ended as of the close of business on the Closing Date except that exemptions, allowances or deductions that are not covered under the rules of Code Sections 451 and 461 shall be prorated on the basis of the number of days in the annual period elapsed through the Closing Date as compared to the number of days in the annual period elapsing after the Closing Date.

(C)
Cooperation on Tax matters:  the Purchaser and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax contest.  Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which may be reasonably relevant to any such Tax contest and making appropriate persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Purchaser, the Company and the Sellers' Agent (to the extent in its possession) shall retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax authority.

(D)
Contest provisions:  if, subsequent to the Closing, the Purchaser or the Company receives notice of a Tax contest with respect to any period with respect to which the Purchaser can claim a right to indemnification relating to Taxes under this Agreement, then within ten (10) Business Days after receipt of such notice, the Purchaser shall notify the Sellers' Agent of such notice.  The Sellers' Agent may elect to control the conduct and resolution of such Pre-Closing Tax Period contest solely to the extent that such Tax contest relates to a Pre-Closing Tax Period provided that (i) the Sellers' Agent shall permit the Purchaser to participate in such Pre-Closing Tax Period contest (using counsel of its own choosing), (ii) Sellers' Agent shall keep the Purchaser reasonably informed of all material developments on a timely basis with respect to any such Pre-Closing Tax Period contest, and (iii) the Sellers' Agent shall not enter into any settlement of, otherwise compromise or abandon any Pre-Closing Tax Period contest without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

With respect to any Tax contest (i) involving Tax matters or items that could reasonably be expected to form the basis for a claim of indemnification against the Sellers pursuant to this Agreement and (ii) that the Sellers' Agent does not or cannot elect to control pursuant to the preceding clause, the Purchaser will control such Tax contest, including the defense and settlement thereof; provided that (i) the Purchaser shall permit the Sellers' Agent to participate in such Tax contest (using counsel of its own choosing), (ii) the Purchaser shall keep the Sellers' Agent reasonably informed of all material developments on a timely basis with respect to any such Tax contest, and (iii) the Purchaser shall not enter into any settlement of, otherwise compromise or abandon any such Tax contest without the prior written consent of the Sellers' Agent, which consent shall not be unreasonably withheld, conditioned or delayed.
Each party (in the case of the Sellers' Agent, on behalf of the Sellers) shall bear its own costs for participating in such Tax contest.  To the extent of any inconsistency between this clause 8.7 and clause 9.3, the provisions of this clause 8.7 shall control.
(E)
Characterization of payments:  any adjustment to the Purchase Price, the Deferred Cash Consideration, or any indemnification payments hereunder shall constitute an adjustment of the Purchase Price for applicable Tax purposes and shall be treated as such by all parties on their Tax Returns unless otherwise required by applicable Law.

(F)
Post-closing restrictions:  for the portion of the Closing Date after the Closing, neither the Purchaser nor any Affiliate of the Purchaser (including the Company) will cause or permit the Company to take any actions that could increase the Tax liabilities of the Sellers or the amount of Taxes that are allocable to the Pre-Closing Tax Period other than actions taken in the ordinary course and consistent with prior practice of the Company, except with the prior consent of the Sellers' Agent.  The Purchaser and the Company will not (and will not permit their respective Affiliates to) (i) except for Tax Returns prepared and filed in accordance with clause 8.7(A), file or amend any Tax Returns of the Company with respect to any Pre-Closing Tax Period, (ii) with respect to Tax Returns prepared and filed in accordance with clause 8.7(A) after the date such Tax Returns are filed, amend any such Tax Returns, (iii) make or change any Tax election or change any method of accounting that has retroactive effect to any Tax Return of the Company for a Pre-Closing Tax Period, (iv) voluntarily approach any Tax Authority regarding any Tax or Tax Return of the Company for a Pre-Closing Tax Period or (v) agree to extend or waive the statute of limitations with respect to Taxes of the Company for a Pre-Closing Tax Period, in each such case except with the prior written consent of the Sellers' Agent, not to be unreasonably withheld.  Notwithstanding the foregoing, at the Purchaser's option, (i) the Purchaser or any of its Affiliates shall be permitted to make an election under Section 338(g) of the Code (and any corresponding election under state, local, and foreign Law) with respect to the purchase and sale of the Transferred Shares hereunder and (ii) for purposes of, and to the extent permissible under, any provision of the Code, the Purchaser may, at its sole discretion, decide to use a "closing of the books" or "pro rata" election in determining the pre and/or post-closing losses incurred in 2018 by any of the Group Companies (provided such election does not result in a material adverse consequence to any Seller); provided, however, that notwithstanding anything to the contrary set forth in this Agreement: (i) the Sellers shall have no liability under the indemnification provisions of this Agreement or otherwise for any Tax consequences of the Section 338(g) election (that would not have arisen but for the Section 338(g) election) on the Company or on any of its Subsidiaries (including but not limited to, any liability resulting from the Section 338(g) election that is attributable to a breach of any of the representations made by the Company or the Sellers hereunder (but without in any way impairing or compromising Purchaser's right to pursue any claim with respect to such breach, it being understood that the Sellers shall have no liability to the extent that any Loss incurred by the Purchaser or any of its Affiliates is attributable to the Section 338(g) election), or any failure of the purchase and sale of the Transferred Shares to constitute a "qualified stock purchase" within the meaning of Section 338 of the Code); and (ii) the Purchaser shall indemnify and hold harmless each of the Sellers, on an after-Tax basis, from and against any additional Tax liability incurred by any such Seller (or any of its direct and indirect owners) that is incurred by such Seller (or such owners) solely as a result of the Section 338(g) election.  From and after the date of this Agreement, each of the Sellers listed on Schedule 8.7(F) shall use commercially reasonable efforts to provide Purchaser with all information reasonably requested by the Purchaser and its Representatives and reasonably available to such Sellers in order for the Purchaser to determine whether at any time (i) the Company has been a "controlled foreign corporation" within the meaning of Section 957 of the Code and (ii) such Seller (and/or any of its direct and indirect owners) has been a "United States shareholder" within the meaning of Section 951(b) of the Code; provided, however, in no event shall a Seller be obligated to provide any information specifically identifying any investor or group of investors if, in its reasonable determination, the provision of such information or any other information would constitute a potential breach of a contractual or legal confidentiality obligation.

(G)
Tax treatment:  except as may be required pursuant to a "determination" (as defined in Section 1313 of the Code or any similar provision of state, local, or foreign Tax law), for all applicable Tax purposes, the parties to this Agreement agree to, and no party shall take any action or filing position inconsistent with, the following Tax treatment of the items specified below:

The contingent rights of the Sellers to their portion of the Deferred Cash Consideration  (i) shall be treated as deferred contingent purchase price potentially eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of state, local or non-U.S. Law as appropriate, and (ii) if and to the extent any such amount is released or paid in respect of Company Capital Stock, interest may be imputed on such amount if required by Section 483 or 1274 of the Code.
(H)
Tax refunds:  the Sellers will be entitled to all refunds, credits or reductions of Tax of the Company for taxable periods or partial taxable periods ending on or before the Closing Date, except to the extent there are any outstanding indemnification claims by the Purchaser arising under clause 9.5(A)(2) or (3) or if such refunds, credits or reductions were already taken into account in determining the amount of Working Capital or Debt; provided that (i) such amounts shall be net of: (1) any reasonable out-of-pocket costs incurred in obtaining such refund, credit or reduction of Taxes and (2) any Tax required to be withheld on such amount, and (ii) any refund, credit or reduction of Tax related to a Straddle Period shall be prorated based upon the methodology set forth in this clause 8.8 (each a "Pre-Closing Tax Refund").  If the Purchaser, the Company or any of their Affiliates receives any Pre-Closing Tax Refund to which the Sellers are entitled pursuant to this clause 8.7, the Purchaser or the Company will promptly pay (or cause their respective Affiliates to pay) the entire amount of such Pre-Closing Tax Refund (including interest to the extent a governmental entity actually paid or credited the Purchaser, the Company or such Affiliate for interest with respect to such refund) based upon each Seller's portion of such Pre-Closing Tax Refund, to the Sellers.  Upon reasonable request from the Sellers' Agent, the Purchaser shall cause the Company to file an amended Tax Return (or application for refund or any other required filing) in order to obtain any Pre-Closing Tax Refund, and any Tax Returns filed pursuant to this clause 8.7 shall be subject to the review, comment and approval procedures that apply to Tax Returns prepared and filed in accordance with the first paragraph of this clause 8.7.

8.8	Disclosure Schedule Updates
From time to time prior to the Closing, the Pre-Closing Sellers' Agent may at its option supplement or amend the Disclosure Schedules hereto with respect to any matter arising after the date hereof, which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules (each a "Disclosure Schedule Supplement").  Any disclosure in any such Disclosure Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any Warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the Purchaser Conditions Precedent set forth in clause 4.1 have been satisfied.
8.9	No other Information
The Parties acknowledge and agree that this Agreement is subject to article 1112-1 of the French Civil Code.
9.            Indemnification
9.1	Principles
(A)
Liability of the Sellers individually: subject to the provisions of this clause 9, each Seller undertakes, only as to itself and (as regards the Warranties) only as to the Transferred Shares that it owns, to indemnify and hold harmless the Purchaser and its Corporate Affiliates or, at the Purchaser's election, the relevant Group Company (collectively, the "Purchaser Indemnitees" and each a "Purchaser Indemnitee") from any and all loss, liability, damage, cost, penalty or expense, including reasonable attorney's fees, actually and directly borne by any Purchaser Indemnitee, as applicable (excluding, for the sake of clarity, any indirect or consequential damages including but not limited to, a loss of opportunity or loss of profit) (a "Loss"), which arises out of or results from (i) following Closing, any breach of any of the Warranties set forth in clause 6.1, or (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by such Seller pursuant to this Agreement or any other Transaction Document.

(B)
Liability of the Sellers severally but not jointly (conjointement mais non solidairement): subject to the provisions of this clause 9, the Sellers undertake, severally but not jointly (conjointement mais non solidairement) in accordance with their respective Pro Rata Portions, to indemnify and hold harmless the Purchaser Indemnitees from any and all Loss, which arises out of or results from (i) following Closing, any breach of any of the Warranties set forth in clause 6.2 (other than in respect of clause 6.2(K), it being understood that the sole remedy for any inaccuracy in or breach thereof shall be pursuant to clause 9.5(A)(3)) or (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Group Company on or prior to the Closing, pursuant to this Agreement or any other Transaction Document.

(C)
In respect of any indemnification provided by clauses 9.1(A) and (B), following a Notice of Claim, the amount owed, or to be owed (as claimed by the Purchaser in the Notice of Claim), by the Sellers to any Purchaser Indemnitee pursuant to this Agreement shall be paid according to the following order of priority, subject to the limitations set forth herein:

(1)	by set-off against the Deferred Cash Consideration up to a maximum of US$26 million; and
(2)	then, by the Sellers.
(D)
Any payment made by a Seller under this clause 9.1 shall be deemed to constitute an adjustment to the portion of the Purchase Price received by that Seller and the Parties agree to treat any such payment as such for all tax, accounting and financial reporting purposes and by priority on the cash portion of the Purchase Price.

9.2	Procedure
(A)
In order to be valid, any claim in respect of the indemnification of a Loss by a Purchaser Indemnitee against the Sellers under clauses 9.1(A), 9.1(B), 9.5 or 9.7 (each, a "Claim") shall be notified in writing to the Pre-Closing Sellers' Agent (pre-Closing) or to the Sellers' Agent (after Closing) no later than thirty (30) Business Days after the Purchaser or the relevant Group Company first becomes aware of the facts upon which the claim is based and shall specify the event, fact or circumstance on which it is based (including the reference(s) to the relevant clause(s) of this Agreement supporting the claim), indicating the amount or an estimate of the amount claimed in respect of the Loss (if such amount is known or such estimate can be determined), and be submitted together with documents which enable the existence of the Loss to be established (a "Notice of Claim").  The failure of the Purchaser Indemnitee to meet this thirty (30) Business Day deadline will not result in the forfeiture of the Purchaser Indemnitee's rights to compensation hereunder but shall relieve the Sellers from any indemnification obligation with respect to such Claim to the extent the Loss suffered is increased by virtue of the delayed Notice of Claim.

(B)
If the Pre-Closing Sellers' Agent or the Sellers' Agent (as the case may be) disputes the Notice of Claim, the Sellers and the Purchaser Indemnitee shall attempt to resolve their dispute amicably and, if no agreement has been reached within sixty (60) Business Days after receipt of the Notice of Claim, the dispute shall be settled in accordance with clause 16 below.

9.3	Third Party Claims
(A)
If a Notice of Claim results from a claim or proceeding against any Purchaser Indemnitee by any Third Party (including a claim or proceeding by any Tax Authorities) (a "Third Party Claim"), the Sellers' Agent shall have the right, at its option and at the Sellers' expense, to participate in or to direct and take control of, through counsel of its own choice, the defense, negotiation or settlement of any such Third Party Claim.  The Sellers' Agent shall be entitled, subject to the prior written consent of the Purchaser Indemnitee, to settle or compromise any such Third Party Claim, provided that the sole relief pursuant to such settlement or compromise shall be monetary damages.

(B)
Should the Sellers' Agent elect to direct and take control of any Third Party Claim, the Purchaser Indemnitee shall have the same information rights and the same right to participate in the defense, negotiation or settlement of any Third Party Claim as given to the Sellers' Agent under clause 9.3(C) below.

(C)
If the Sellers' Agent elects not to direct and take control of the defense, negotiation or settlement of any such Third Party Claim, (i) the Purchaser Indemnitee shall conduct, or shall procure that the relevant Group Company conducts, the defense of any such claim diligently, in accordance with its duty to mitigate and in good faith using all reasonable means and defenses available to it, but subject always to the overriding reasonable commercial interests of the Purchaser and its Affiliates (including the Group Companies), and (ii) the Sellers' Agent may participate in any such proceeding with counsel of its choice and at the Sellers' expense.  In addition, the Purchaser Indemnitee shall give, and shall procure that the relevant Group Company gives, to the Sellers' Agent and its counsel the opportunity to comment with respect to the defense of any such Third Party Claim and shall reasonably take into account and incorporate reasonable comments of the Sellers' Agent and/or its counsel as to the direction and strategy and contents of the defense.

(D)
Whether or not the Sellers' Agent elects to direct and take control of the defense, negotiation or settlement of any Third Party Claim, the Sellers shall not be liable for any compromise or settlement or waiver of any appeal or other remedy of any such Third Party Claim effected without the Sellers' Agent prior written consent (not to be unreasonably withheld or delayed).  In the event that the Sellers' Agent withholds its consent to any proposed compromise or settlement of any Third Party Claim, and the Purchaser Indemnitee is subsequently required to pay any amount in respect of that Third Party Claim, then the Sellers shall be liable to the Purchaser Indemnitee for all such amounts, as well as for the reasonable attorney's fees incurred by the Purchaser Indemnitee and the Group Companies, in each case, subject to the limitations contained herein.  In the event that the Purchaser Indemnitee withholds its consent to any proposed compromise or settlement of any Third Party Claim, and the Sellers are subsequently required to pay a higher amount in respect of that Third Party Claim, then the Purchaser shall be liable to the Sellers for the excess, as well as for the reasonable attorney's fees incurred by the Sellers since the date on which the Purchaser withheld its consent to the proposed compromise or settlement.

9.4	Limitations; Other Indemnification Qualifications
Notwithstanding anything to the contrary in this Agreement, the liability of the Sellers to indemnify any Loss shall be limited in the following manner:
(A)
The Sellers shall not be liable for any claim for indemnification pursuant to clauses 9.1(A)(i) and 9.1(B)(i) for any individual Loss (or series of connected Losses arising from the same cause) below US$25,000 (the "De Minimis Amount"), and any Losses (or series of connected Losses arising from the same cause) below the De Minimis Amount shall be disregarded for purposes of the Threshold and the limitations provided in Section 9.4(B).  The Sellers shall not be liable for any claim for indemnification pursuant to clauses 9.1(A)(i) and 9.1(B)(i) unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Sellers exceeds US$750,000 (the "Threshold"), after which the Sellers shall be liable for the Losses in excess of the Threshold.

(B)
Except for Claims in relation to the IP Warranties, Tax Warranties and Fundamental Warranties, the Sellers' aggregate obligation to indemnify the Purchaser Indemnitees and hold them harmless under clauses 9.1(A)(i) and 9.1(B)(i) shall in no event exceed US$26,000,000 (the "Cap") and each Seller's obligation to indemnify the Purchaser Indemnitees and hold them harmless under clauses 9.1(A)(i) and 9.1(B)(i) shall no event exceed such Seller's Pro Rata Portion of the Cap.

(C)
Subject to clause 9.4(B), (1) the Sellers' aggregate obligation to indemnify the Purchaser Indemnitees and hold them harmless under clauses 9.1(A), 9.1(B), 9.5 and 9.7 (including in respect of Claims in relation to the IP Warranties, Tax Warranties and Fundamental Warranties) shall in no event exceed the aggregate proceeds actually received by the Sellers pursuant to this Agreement and the other Transaction Documents and (2) each Seller's obligation to indemnify the Purchaser Indemnitees and hold them harmless under clauses 9.1(A), 9.1(B), 9.5 and 9.7 (including in respect of Claims in relation to the IP Warranties, Tax Warranties and Fundamental Warranties) shall in no event exceed the aggregate proceeds actually received by such Seller pursuant to this Agreement and the other Transaction Documents.

(D)
The Sellers shall not be obligated to indemnify the Purchaser Indemnitees for any income tax liability of any of the Group Companies which would result from a shifting of income or expenses from one fiscal year to another.  For example, the Sellers shall not be obligated to indemnify the Purchaser Indemnitees for any income tax liability of any of the Group Companies which involves a mere modification of the tax period during which a deduction, charge or amortization may be taken into account for Tax purposes.  The Sellers shall not be obligated to indemnify the Purchaser Indemnitees for any value added tax liability which may be recovered by any of the Group Companies.

(E)	Any Loss shall be indemnified only once by the Sellers whether incurred by the Purchaser and/or any other Purchaser Indemnitee.
(F)
A Loss shall be calculated on a consolidated basis and any Loss representing or giving rise to a transfer of value to the benefit of one of the Group Companies will not give rise to indemnification to the extent of that transfer of value.

(G)
If any Loss is recovered by a Group Company, in whole or in part, from any third party after the full payment by the Sellers of any amounts due under this clause (9) in respect of that Loss, the amounts so recovered shall be credited to the Sellers.  The Purchaser Indemnitee shall use its reasonable commercial efforts to exhaust their remedies against the third parties.

(H)
Except as otherwise specifically set forth herein, the Sellers shall not be liable to the Purchaser Indemnitees in respect of any Loss arising from facts, events or circumstances that are fully and fairly disclosed in the Disclosed Information such that the nature and extent of the disclosure is reasonably apparent under an objective standard.

(I)
Except as otherwise specifically set forth herein, the Sellers shall not be held liable for indemnification in respect of any Loss resulting from, or increased by, any voluntary action on the part of any Purchaser Indemnitee after the Closing Date, including any change in the Accounting Principles.

(J)
No indemnity will be due by the Sellers to any Purchaser Indemnitee if the Loss arises from the entry into force or the modification of a Law and/or the levy or modification of any Tax or Tax rate after the Closing Date, even if such change has a retroactive effect.

(K)	The limitations set forth in clause 9.4(A) and (B) shall not apply to Claims in respect of the Fundamental Warranties.
(L)
Notwithstanding anything to the contrary in this Agreement, there will be no limitation on the obligations of any Seller for any Losses arising out of or relating to fraud (dol) by such Seller in connection with this Agreement, and no Seller shall be liable for fraud of the Company which such Seller did not commit in excess of the aggregate proceeds actually received by such Seller pursuant to this Agreement and the other Transaction Documents; provided, that there will be no limitation on the obligations of any Seller for any Losses arising out of or relating to fraud by the Company that such Seller committed.

(M)
Notwithstanding anything to the contrary in this Agreement, except with respect to Losses arising out of or relating to fraud, the provisions of this clause 9 will constitute the sole and exclusive remedy of each Purchaser Indemnitee for Losses arising out of, caused by, or resulting from any breach of any representation, warranty, covenant, agreement or other obligation in this Agreement; provided, for the avoidance of doubt, that this clause 9 shall not impose any limitations on payments to be made pursuant to clause 3.3(N).  Notwithstanding the foregoing, nothing in this clause 9.4(M) shall limit Purchaser's right to (i) terminate this Agreement pursuant to the terms hereof or (ii) seek and obtain any specific performance or injunctive relief to which Purchaser shall be entitled.

(N)
Solely for purposes of determining the amount of Losses pursuant to this clause 9, but not for purposes of determining whether a breach has occurred, the representations and warranties that are qualified by materiality, Material Adverse Effect or other similar qualification shall be deemed to be made without such materiality, Material Adverse Effect or other similar qualification.

9.5	Specific Indemnities
(A)
Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, and notwithstanding any qualification to any Warranty or the disclosure of any facts or circumstances included in the Disclosed Information (including the Disclosure Schedules) or in Schedule (H), the Sellers undertake, severally but not jointly (conjointement mais non solidairement) and in accordance with their respective Pro Rata Portions to indemnify and hold harmless the Purchaser or, at the Purchaser's election, the relevant Group Company from any and all Losses, which may be suffered or incurred by the Purchaser or any Group Company and which arise out of or result from any Losses incurred by any Purchaser Indemnities in respect of:

(1)	any Transaction Expenses;
(2)	any Taxes arising from or attributable to the exercise of the Exercised BSPCE or the waiver or cancellation of the Cashed-out Options.
(3)
(a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in clause 6.2(K); (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in clause 8.7; (c) all Taxes of the Group Companies for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract (other than a contract entered into in the ordinary course of business), relating to an event or transaction occurring before the Closing Date.  Notwithstanding the foregoing indemnification obligations or anything to the contrary set forth in this Agreement, in no case will the Sellers have an obligation to indemnify any Person for (i) any Tax imposed on any Person, or any other Loss, attributable to the making, or the failure to make, a Section 338 election for any Person, including the Company Group; (ii) the value, use, or availability of any net operating loss, capital loss, Tax credit (except as set forth in clause 9.5 (A)(5) below), tax basis or other attribute of the Company or any of its Subsidiaries; (iii) any Tax on any of the Purchaser or its Affiliates that are attributable to a period (or partial period) after the Closing, including but not limited to under Sections 951, 951A or 956 of the Code; (iv) any Taxes for which the Purchaser is obligated to indemnify the Sellers under this Agreement; (v) Transfer Taxes or stamp taxes borne by the Purchaser under clause 14.2 hereof; and (vi) taxes that are included in Transaction Expenses, Debt or Working Capital and which are taken into account in determining the purchase price hereunder.

(4)	any of the facts and circumstances disclosed in the following sections of the Disclosure Schedules: 6.2(B)(3) and 6.2(I)(10).
(5)
any Loss attributable to the disallowance or unavailability of the French Tax Credits (including, for the avoidance of doubt, the return to the applicable French authorities of amounts previously received in respect of such French Tax Credits, together with any interest, penalties or other charges thereon); provided, however, that the amounts payable under this clause 9.5(5) with respect to such Loss shall not exceed €417,000 euros in the aggregate.

(B)
The limitations set forth in clauses 9.4(A) and (B) shall not apply to claims under this clause 9.5, provided that the aggregate liability of each Seller in respect of Claims under this Agreement shall not exceed the aggregate proceeds actually received by such Seller pursuant to this Agreement and the other Transaction Documents.

9.6	Survival
(A)	The Sellers shall not be liable for any Claim in respect of clause 9.1(A)(i) or clause 9.1(B)(i) unless the relevant Claim is notified to the Sellers' Agent by the Purchaser no later than:
(1)	the date that is fifteen (15) months after the Closing Date, other than for a Claim in relation to the IP Warranties, the Tax Warranties or the Fundamental Warranties;
(2)	the date that is four (4) years after the Closing Date, in the case of a Claim in relation to the IP Warranties; and
(3)	thirty (30) Business Days after the expiry of the applicable statute of limitations, in the case of a Claim in relation to the Tax Warranties or the Fundamental Warranties.
(B)
Each covenant, agreement or obligation to be performed by the Sellers or any Group Company pursuant to this Agreement shall survive in accordance with its terms.  The Sellers shall not be liable for any claim in respect of clause 9.1(A)(ii) or clause 9.1(B)(ii) unless the relevant claim is notified to the Sellers' Agent by the Purchaser within the survival period referenced in the foregoing sentence.

(C)
The Sellers shall not be liable for any Claim in respect of clause 9.5 unless the relevant Claim is notified to the Sellers' Agent by the Purchaser no later than thirty (30) Business Days after the expiry of the applicable statute of limitations.

(D)
It is agreed that any Claim which has been notified by the Purchaser prior to the expiry of the above mentioned periods of time will leave the provisions of this Agreement outstanding after the expiry of such periods of time with respect to the matter referred to in the Claim until the Claim is finally resolved.

9.7	Designated Holder Indemnity
(A)
The Designated Holder undertakes to indemnify and hold harmless the Purchaser or, at the Purchaser's election, the relevant Group Company from any and all Losses, which are suffered or incurred by the Purchaser or any Group Company in respect of any Taxes attributable to (i) the grant or issuance of the Restricted Stock Awards or the cancellation or waiver of the BSPCEs held by such Designated Holder, and (ii) the deferred payment of any consideration payable to the Designated Holder after the Closing Date, and (iii) the vesting, forfeiture or disposition of the Restricted Stock Awards, provided that with respect to clause (iii), the Designated Holder shall not be liable for any payroll taxes to the extent of an amount equal to the maximum applicable U.S. federal payroll taxes (i.e., FICA) that would be payable by the Designated Holder with respect to the vesting, forfeiture or disposition of the Restricted Stock Awards.  For purposes of this clause 9.7, Losses shall only include Taxes and interest and penalties thereon actually required to be paid to any Governmental Authority by the Purchaser or the relevant Group Company.

(B)
The limitations set forth in clauses 9.4(A) and (B) shall not apply to claims under this clause 9.7, provided that the aggregate liability of the Designated Holder in respect of Claims under this Agreement shall not exceed the aggregate proceeds actually received by the Designated Holder pursuant to this Agreement and the other Transaction Documents.

9.8	Exclusive Remedy
Except for Losses based on fraud, after the Closing, the indemnification provisions of clause 9 shall be the sole and exclusive remedy of the Purchaser Indemnitees with respect to any Losses arising from Claims under this Agreement.  Nothing in this clause 9.8 shall limit any Person's right to seek and obtain injunctive relief or specific performance.
10.            Confidentiality
10.1
This Agreement, the other Transaction Documents, the other ancillary agreements and the Transaction shall be treated as strictly confidential by the Parties, together with any and all information obtained or received by any of the parties and their respective advisers in the process of the negotiation or performance of this Agreement and all other agreements contemplated hereby (the "Transaction Information").

10.2	A Party shall not, except with the prior written consent of the other Parties, make use or disclose to any person any Transaction Information, except where:
(A)
such disclosure is required by any applicable law or regulation or order of any competent Governmental Authority or rule of any stock exchange, including, for the avoidance of doubt, the rules and regulations of the SEC and the Stock Exchange Authority;

(B)	such disclosure is to its professional advisers in relation to the negotiation, entry into, or performance of, this Agreement or any matter arising out of the same; or
(C)
the Transaction Information has come into the public domain or the Transaction Information was lawfully in its possession, other than through its fault or the fault of any person to whom such Transaction Information has been disclosed; or

(D)
if a Party is an investment fund, to provide information regarding the performance of its investments in connection with fundraising, marketing, or reporting activities, but only if such recipient is bound by an agreement to keep such information confidential on terms no less favorable to the Parties than the terms of this Agreement.

10.3
Notwithstanding anything in this Agreement to the contrary, following Closing, the Sellers' Agent shall be permitted to: (i) after the public announcement of the Transaction contemplated by this Agreement, publicly announce that it has been engaged to serve as the Sellers' Agent in connection with such Transaction as long as such announcement does not disclose any of the other terms thereof; and (ii) disclose information to employees, advisors, agents or consultants of the Sellers' Agent and to the Sellers, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

10.4	The provisions under this clause 10 shall remain in full force and effect for a period of five (5) years as from the date hereof.
11.            Notices
11.1
Except when specifically stipulated otherwise in the Agreement, any notice, demand, consent, agreement or other communication to be served under the Agreement or referred to therein (a "Notice") will be valid only if made in accordance with the provisions of this clause 11.  Any such Notice shall be completed in writing, drafted in English, and sent (i) by registered letter with acknowledgment of receipt (or any equivalent for any notice sent outside France), (ii) by overnight courier, (iii) hand delivery or (iv) by email.

11.2
Any Notice to be served by any Party will be effective only if it is expressly marked for the attention of the department and officer (if any) specified in conjunction with the relevant address and facsimile number referred to in clause 11.6 herein.

11.3	A Notice will be deemed to have been received:
(A)	when sent by registered letter with acknowledgment of receipt, on the date of first presentation;
(B)	when personally received by hand delivery or overnight courier as evidenced by an acknowledgment of receipt from the addressee; and
(C)	when sent by email, when dispatched.
11.4	A Notice received on a non-Business Day or after 7 p.m. in the place of receipt will be deemed to have been given on the next Business Day.
11.5
Any email shall, in addition, be sent by international courier service or registered mail with acknowledgement of receipt the day on which it is sent or the Business Day immediately following the day it is sent, but this shall not alter the time at which it is deemed served and received pursuant to this clause 11.

11.6	Notices shall be sent to the following addresses or to such other addresses as a Party may provide to the other Parties in accordance with this clause 11:
(A)	If to the Purchaser to:
The Ultimate Software Group, Inc. Address: 2000 Ultimate Way Weston, FL 33326 Attn.: Scott Scherr

with a copy to:

The Ultimate Software Group, Inc. Address: 1485 North Park Drive Weston, FL 33326 Attn.: Robert J. Manne Email: robert_manne@ultimatesoftware.com

and

Stroock & Stroock & Lavan LLP Address: 180 Maiden Lane, New York, NY 10038, USA Attn.: Christopher Doyle Email: cdoyle@stroock.com

and

Simmons & Simmons LLP Address: 5, boulevard de la Madeleine - 75001 Paris, France Attn.: Christian Taylor Email: christian.taylor@simmons-simmons.com

(B)	If to the Sellers' Agent, the Sellers (after the Closing) or the Company (after the Closing) to:
Shareholder Representative Services LLC

Address: 950 17th Street, Suite 1400, Denver, CO 80202, USA Email: deals@srsacquiom.com Attn.: Managing Director with a copy to:

Cooley LLP Address:1114 Avenue of the Americas, New York, NY 10036-7798 Attn.: Stephane Levy; Meredith Beuchaw Email: slevy@cooley.com; mbeuchaw@cooley.com

FTPA

Address: 1Bis, avenue Foch - 75116 Paris Attn.: Nathalie Younan Email: nyounan@ftpa.fr

(C)	If to the Pre-Closing Sellers' Agent to:
Jonathan Benhamou

Address: 387 Manhattan Avenue, New York, NY 10026 Email: jonathan.benhamou@people-doc.com with a copy to:

Cooley LLP Address:1114 Avenue of the Americas, New York, NY 10036-7798 Attn.: Stephane Levy; Meredith Beuchaw Email: slevy@cooley.com; mbeuchaw@cooley.com
FTPA

Address: 1Bis, avenue Foch - 75116 Paris Attn.: Nathalie Younan Email: nyounan@ftpa.fr
12.            Sellers' Agent and Pre-Closing Sellers' Agent
12.1
The Sellers hereby irrevocably appoint and designate Shareholder Representative Services LLC, who accepts this appointment, as agent, representative and attorney-in-fact of the Sellers (the "Sellers' Agent") for all purposes in connection with this Agreement, the other Transaction Documents and the other agreements ancillary hereto, including the power to give and receive all notices and other documents, to give all consents, to handle, dispute, settle or otherwise deal with any and all claims against the Sellers under this Agreement, to agree on any amendment to this Agreement, and, more generally, to exercise the rights and fulfil all obligations of the Sellers on their behalf under this Agreement, the other Transaction Documents and any agreements ancillary thereto.  The Sellers' Agent shall have all powers to give or receive any notice or instructions permitted or required under clause 9, and to contest, negotiate, defend, compromise or settle any claim.  In all such cases, the Sellers' Agent shall be the sole person entitled to act in the name and for the account (au nom et pour le compte) of all Sellers in the capacity of the Sellers' joint representative (mandataire commun).  In this respect, the Sellers hereby expressly acknowledge and agree to irrevocably waive the provisions of article 1161 of the French Civil Code (Code civil).

Any decision by the Sellers' Agent under this Agreement shall bind the Sellers.
12.2
The Sellers' Agent may resign at any time.  In the event Shareholder Representative Services LLC resigns or is unable, for any reason whatsoever, to act as Sellers' Agent, the Sellers shall, with the written consent of the Purchaser, which cannot be unreasonably withheld, appoint a new Sellers' Agent and shall promptly notify the Purchaser of the identity of such newly appointed Sellers' Agent.  If the Sellers do not reach an agreement within twenty (20) Business Days of the date on which Shareholder Representative Services LLC has ceased to perform its duties as Sellers' Agent or if the Purchaser has reasonably withheld its approval to appoint a new Sellers' Agent, then the new Sellers' Agent shall be appointed by the President of the Commercial Court of Paris ruling in summary form (statuant en référé), such ruling being unchallengeable in appeal.

12.3
The Sellers' Agent will incur no liability of any kind with respect to any action or omission by the Sellers' Agent in connection with the Sellers' Agent's services pursuant to this Agreement, the other Transaction Documents, and any agreements ancillary hereto and thereto, except in the event of liability directly resulting from the Sellers' Agent's gross negligence, bad faith or willful misconduct.  The Sellers' Agent shall not be liable for any action or omission pursuant to the advice of counsel.  The Sellers will severally but not jointly in accordance with their Pro Rata Portion, indemnify, defend and hold harmless the Sellers' Agent from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, "Agent Losses") arising out of or in connection with the Sellers' Agent's execution and performance of this Agreement, the other Transaction Documents and any agreements ancillary hereto and thereto, in each case as such Agent Loss is suffered or incurred; provided, that in the event that any such Agent Loss is finally adjudicated to have been directly caused by the gross negligence, bad faith or willful misconduct of the Sellers' Agent, the Sellers' Agent will reimburse the Sellers the amount of such indemnified Agent Loss to the extent attributable to such gross negligence, bad faith or willful misconduct.  If not paid directly to the Sellers' Agent by the Sellers, any such Agent Losses may be recovered by the Sellers' Agent from (i) the funds in the Expense Fund and (ii) from any Deferred Cash Consideration at such time as any such amounts would otherwise be distributable to the Sellers; provided, that while this clause 12.3 allows the Sellers' Agent to be paid from the aforementioned sources of funds, this does not relieve the Sellers from their obligation to promptly pay such Agent Losses as they are suffered or incurred, nor does it prevent the Sellers' Agent from seeking any remedies available to it at law or otherwise.  In no event will the Sellers' Agent be required to advance its own funds on behalf of the Sellers or otherwise.  Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties, otherwise applicable to the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Sellers' Agent under this clause 12.  The foregoing indemnities will survive the Closing, the resignation or removal of the Sellers' Agent or the termination of this Agreement.

12.4
Upon the Closing, the Purchaser will wire on behalf of the Company US$200,000 (the "Expense Fund") to the Sellers' Agent, which will be used for the purposes of paying directly, or reimbursing the Sellers' Agent for, any third party expenses pursuant to this Agreement.  The Sellers will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Sellers' Agent any ownership right that they may otherwise have had in any such interest or earnings.  The Sellers' Agent will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or misconduct.  The Sellers' Agent will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy.  As soon as practicable following the completion of the Sellers' Agent's responsibilities, the Sellers' Agent shall disburse any remaining balance of the Expense Fund to the Purchaser for further distribution to the Sellers based on such Sellers' Pro Rata Portion as set forth on Part 3 of Schedule (E), except in the case of payments to employees of the Company for which employment tax withholding is required, which such amounts shall be delivered to the Purchaser or the Company and paid through the Purchaser's or the Company's payroll processing service or system.  For tax purposes, the Expense Fund shall be treated as having been received and voluntarily set aside by the Sellers at the time of Closing.  The parties agree that the Sellers' Agent is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund.

12.5	Pre-Closing Sellers' Agent
(A)
The Sellers hereby irrevocably appoint Mr Jonathan Benhamou (the "Pre-Closing Sellers' Agent"), who accepts this appointment, as agent to, prior to and at the Closing, give and receive all notices and other documents, to give all consents, to handle, dispute, settle or otherwise deal with any and all claims against the Sellers under this Agreement, to agree on any amendment to this Agreement, and, more generally, to exercise the rights and fulfil all obligations of the Sellers on their behalf under this Agreement.  The Pre-Closing Sellers' Agent shall be appointed for a period from the date of this Agreement until the earlier of (i) termination of this Agreement in accordance with its terms and (ii) the Closing and shall not be revoked by the Sellers during such period.

Mr Jonathan Benhamou hereby accepts and undertakes to act as Pre-Closing Sellers' Agent for such period.  Any decision by the Pre-Closing Sellers' Agent under this Agreement shall bind the Sellers.
(B)
In the event Mr Jonathan Benhamou is unable, for any reason whatsoever, to act as Pre-Closing Sellers' Agent during such period or any extension thereof, the Sellers shall, with the written consent of the Purchaser, which cannot be unreasonably withheld, appoint a new Pre-Closing Sellers' Agent and shall promptly notify the Purchaser of the identity of such newly appointed Pre-Closing Sellers' Agent.  If the Sellers do not reach an agreement within two (2) Business Days of the date on which Mr Jonathan Benhamou has ceased to perform his duties as Pre-Closing Sellers' Agent or if the Purchaser has reasonably withheld its approval to appoint a new Pre-Closing Sellers' Agent, then the new Pre-Closing Sellers' Agent shall be appointed by the President of the Commercial Court of Paris ruling in summary form (statuant en référé), such ruling being unchallengeable in appeal.

(C)
The Pre-Closing Sellers' Agent shall not bear any liability whatsoever, either to the Sellers or to the Purchaser, in its capacity as agent of the Sellers under this Agreement.  The Pre-Closing Sellers' Agent shall be entitled to be reimbursed by the Sellers in their Pro Rata Portions for all costs and expenses incurred by him in his such capacity.

13.            Assignment – Restructuring
13.1	Assignment
(A)
Neither the Sellers nor the Purchaser may assign the benefit of any provision of this Agreement to any Person, or substitute any Person to perform any of their obligations under this Agreement, with the exception that the Purchaser may at any time assign all or any part of its rights and benefits under this Agreement and the other documents referred to herein, including any of the warranties and any other indemnities, undertakings and obligations given to or undertaken by the Sellers and any cause of action arising under or in respect of any of them to any Affiliate; provided that the Purchaser undertakes to unconditionally remain jointly and severally liable with any such substituted Affiliate for the performance by the latter of the Purchaser's obligations, including the payment obligations under the terms of this Agreement, towards the Sellers under this Agreement.

(B)
The obligations of the Parties shall be binding upon their successors in title (ayants droits) and each Party shall remain jointly and severally liable with its successor, if any, for the fulfilment of the obligations under the Agreement.

13.2	Restructuring
The rights and undertakings of the Parties under the Agreement shall not be affected by any restructuring after the Closing Date (including by way of a merger, contribution, split, sale of securities, dissolution, change of legal form or other transaction) involving any of the Parties.
14.            Taxes – Other Costs and Expenses
14.1
Whether or not the transactions contemplated by the Agreement are consummated, each of the Sellers, on the one hand, and the Purchaser, on the other hand, shall bear its own costs, fees and charges incurred; provided, that any expenses of the Sellers as a group or of the Sellers' Agent shall be shared among the Sellers in accordance with their respective Pro Rata Portions.

14.2
Any Transfer Taxes or stamp taxes imposed in connection with the Transactions set forth in this Agreement, including the costs referred to in article 726 of the French general tax code (Code général des impôts), shall be borne fifty percent (50%) by the Sellers and fifty percent (50%) by the Purchaser.

15.            Miscellaneous
15.1	Interpretation
(A)	The recitals and Schedules (as well as any attachments thereto) in the Agreement are incorporated herein by reference and form an integral part hereof.
(B)
Unless the context shall otherwise require, all references herein to "clauses", "Paragraphs" and "Schedules" shall be deemed references to clauses, clauses and Schedules in the Agreement.  The descriptive headings to clauses, Paragraphs and Schedules are inserted for convenience only, and shall have no legal effect.

(C)
Except when used with the word "either", the word "or" shall have a disjunctive and not alternative meaning (i.e. where two items or qualities are separated by the word "or", the existence of one item or quality shall not be deemed to be exclusive of the existence of the other and the word "or" shall be deemed to include the word "and").

(D)	Whenever used in the Agreement the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".
(E)
Whenever used in the Agreement the words "hereof", "herein" and similar words shall be construed as references to the Agreement as a whole and not just to the particular clause or subsection in which the reference appears.

(F)	Any French term used in the Agreement shall supersede its English version.
15.2	Calculation of time periods
The provisions of articles 640 to 642 of the French code of civil procedure (Code de procédure civile) shall be applied to calculate any period of time under the Agreement, provided that the references in article 642 to "un jour férié ou chômé" and "premier jour ouvrable" shall be interpreted by reference to the definition of "Business Day" appearing herein.
15.3	Amendment - Waiver
(A)	No terms of the Agreement may be altered, modified, amended or supplemented or terminated except by an instrument in writing duly signed by all Parties.
(B)
A waiver of any term, provision or condition of, or consent granted under the Agreement shall be effective only if given in writing and signed by the waiving or consenting Party, and then only in the instance and for the purpose for which it is given.

(C)
No failure or delay on the part of any Party in exercising any right under the Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right as specifically set forth herein.

(D)	No breach by any Party of any provision of the Agreement shall be waived or discharged except with the express written consent of the other Parties.
15.4	Invalidity – Agreement to Prevail
(A)
If any term or provision herein is held to be void, unenforceable, invalid, illegal or inapplicable, the legality, enforceability, validity and applicability of the other provisions of the Agreement shall not be affected or impaired thereby.  In such case, the Parties shall negotiate in good faith a lawful substitute provision to replace the void, unenforceable, invalid, illegal or inapplicable provision or term that shall be consistent with the intent and object of the original provision.

(B)
The Agreement (including, the Sellers' Agent's engagement letter, the Schedules hereto and the documents referred to herein) constitutes the entire agreement among the Parties and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof, including the letter of intent dated March 30, 2018.

15.5	Conflict Waiver
Notwithstanding that the Company has been represented by Cooley LLP in the preparation, negotiation and execution of this Agreement, the Company agrees that after the Closing Cooley LLP may represent the Sellers' Agent, the Sellers and/or their affiliates in matters related to this Agreement and the transactions contemplated hereby, including without limitation in respect of any indemnification claims pursuant hereto.  The Company hereby acknowledges, on behalf of itself and its affiliates, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation.
15.6	No hardship
Each of the Parties expressly and irrevocably waives its right to request a renegotiation of the terms and conditions of this Agreement pursuant to article 1195 of the French Civil Code (Code civil) and the application of such article in the event of a change in circumstances, unforeseeable at the time of the execution of this Agreement.
15.7	Currency conversion
For the purpose of the Transaction all amounts shall be expressed in U.S. Dollars, except where otherwise indicated in this Agreement.
Any amounts which are in a currency other than US$ and which need to be converted into US$ for the purposes of this Agreement (or, with respect to payments made pursuant to clause 2, which are in US$ and may need to be converted into other currencies on a case-by-case basis) shall be so converted at the average mid-market exchange rate, as published by Bloomberg, prevailing on the date on which such amounts were incurred or received, provided that, notwithstanding anything to the contrary contained herein, indemnifiable Losses hereunder shall be indemnified in the currency in which they were incurred.
16.            Governing Law – Disputes
16.1	This Agreement is governed by and shall be construed in accordance with the laws of France, independent of any choice of law principles that may otherwise apply.
16.2
Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination, or invalidity thereof, shall be finally settled by arbitration administered by and pursuant to the Rules of Arbitration of the International Chamber of Commerce (the "ICC Rules"), by three arbitrators appointed in accordance with the said rules.  The number of arbitrators shall be three.  Each party shall nominate one arbitrator and the two party-appointed arbitrators shall nominate the third arbitrator, who shall serve as the presiding arbitrator.  The language of the arbitration shall be English and the award will be rendered in writing in English.  Except as may be required by law, neither a party nor its representatives may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of the parties to the arbitration.  Unless otherwise ordered by the arbitral tribunal, each party shall bear its own costs and fees, including attorneys' fees and expenses (in the case of the Sellers' Agent, on behalf of the Sellers).  Nothing in this Agreement shall prohibit the Parties from seeking any preliminary, emergency or interim injunctive relief in any court of competent jurisdiction or under the ICC Rules, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of any right under this Agreement.  For any dispute relating to the payment of Deferred Cash Consideration under clause 3.4 above, an award shall be rendered by the arbitral tribunal within nine (9) months from the appointment of the presiding arbitrator, unless the arbitral tribunal concludes that the interest of justice requires that such limit be extended by a reasonable amount of time.  The award shall be final and binding on the parties.  Judgment on the award may be entered in any court of competent jurisdiction.

16.3	The seat or legal place of arbitration referred to in clause 16.2 above shall be New York, New York, USA.
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Signed in [●], on the date specified above, in [●] ([●]) originals.
The Sellers:

Legendre Holding 43 Represented by [●]	Accel London Investments IX S.a r.l. Represented by [●]

Accel London Investments X S.a r.l. Represented by [●]	FPCI Alven Capital III Represented by [●]

Kernel Investissements	Cap ISF

En direct Holding	Jonathan Benhamou

Clément Buyse	Julien Einaudi

Maxime Cauchet	Henry Huyghues Despointes

André Einaudi	Jean-Luc Benhamou

Bruno Guénin	Cyril Durand

Ivan Dumon	Jean-Paul Villot

Thierry Breton	Antoine Treuille

Guillaume Guénin	Erik Sabatier

Grégory Tappero	Camille Claustre

Etienne Bersac	Benjamin Cadars

Yann Perchec	Thibault Decaudain

Fabien Lerays	Caroline Panhard

Ed Neumann	Audrey Pedro

Jesse Griswold

The Purchaser:

The Ultimate Software Group, Inc. Represented by [●]

The Company:

PeopleDoc SAS Represented by [●]

The Sellers' Agent:

Shareholder Representative Services LLC, solely in its capacity as the Sellers' Agent Represented by [●], its [●]

The Pre-Closing Sellers' Agent:

Jonathan Benhamou, solely in his capacity as the Pre-Closing Sellers' Agent

LIST OF SCHEDULES
Schedule (E)	Share capital of the Company

Schedule (F)	Short Form SPA

Schedule (H)	Data Room

Schedule (I)	Key Employees

Schedule 3.3	Determination of the Adjusted Initial Cash Consideration

Schedule 3.6(B)	Agreed form of RRA

Schedule 5.2(B)(15)	Waiver of the Options' exercise rights letter and list of certain BSA Holders

Schedule 5.2(B)(18)	Agreed form of addendum

Schedule 5.2(B)(21)	List of resigning persons

Schedule 5.2(D)(2)	List of employees with agreements containing variable remuneration provisions

Schedule 6.2	Disclosure Schedules

Schedule 8.7(F)	List of Sellers to provide information

Schedule A	Form of Restricted Stock Award Agreement

Schedule B	Form of Non-Competition Agreement

Schedule C	Form of Non-Hire Agreement